Exhibit 10.72

COMMON DEFINITIONS
AND PROVISIONS AGREEMENT
(BUILDING 9)
between
BNP PARIBAS LEASING CORPORATION
and
NETWORK APPLIANCE, INC.
Dated as of February 1, 2008

(Continued)

(ii)

(Continued)

(iii)

(Continued)

(iv)

(Continued)

ARTICLE II — SHARED PROVISIONS		37
1.	Notices	37
2.	Severability	40
3.	No Merger	40
4.	No Implied Waiver	40
5.	Entire and Only Agreements	40
6.	Binding Effect	41
7.	Time is of the Essence	41
8.	Governing Law	41
9.	Paragraph Headings	41
10.	Negotiated Documents	41
11.	Terms Not Expressly Defined in an Operative Document	41
12.	Other Terms and References	41
13.	Execution in Counterparts	42
14.	Not a Partnership, Etc	42
15.	No Fiduciary Relationship Intended	42

(v)

(Continued)

Page

Annexes

Annex 1	ABR Period Election Form

Annex 2	Fixed Rate Lock Notice Form

Annex 3	LIBOR Period Election Form

Annex 4	Minimum Insurance Requirements

(vi)

COMMON DEFINITIONS AND PROVISIONS AGREEMENT
(BUILDING 9)
          This COMMON DEFINITIONS AND PROVISIONS AGREEMENT (BUILDING 9) (this “Agreement”), dated as of February 1, 2008 (the “Effective Date”), is made by and between BNP PARIBAS LEASING CORPORATION (“BNPPLC”), a Delaware corporation, and NETWORK APPLIANCE, INC. (“NAI”), a Delaware corporation.
RECITALS
          Contemporaneously with the execution of this Agreement, NAI and BNPPLC are executing the Closing Certificate (as defined below), the Ground Lease (as defined below), the Lease (as defined below), the Construction Agreement (as defined below) and the Purchase Agreement (as defined below), all of which concern NAI or the Property (as defined below). Each of the Closing Certificate, the Ground Lease, the Lease, the Construction Agreement and the Purchase Agreement (together with this Agreement, the “Operative Documents”) are intended to create separate and independent obligations upon the parties thereto. However, NAI and BNPPLC intend that all of the Operative Documents share certain consistent definitions and other miscellaneous provisions. To that end, the parties are executing this Agreement and incorporating it by reference into each of the other Operative Documents.
AGREEMENTS
ARTICLE I — LIST OF DEFINED TERMS
          Unless a clear contrary intention appears, the following terms will have the respective indicated meanings as used herein and in the other Operative Documents:
          “97-10/Maximum Permitted Prepayment” has the meaning indicated in the Construction Agreement .
          “97-10/Meltdown Event” has the meaning indicated in the Construction Agreement.
          “97-10/Prepayment” has the meaning indicated in the Construction Agreement.
          “97-10/Project Costs“has the meaning indicated in the Construction Agreement.
          “97-10/Pronouncement” has the meaning indicated in the Construction Agreement.
          “ABR” means, for any day, a fluctuating rate of interest per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the higher of (a) the Prime Rate in effect on such day and (b) the Fed Funds Rate in effect one day prior to such day plus 1/4 of 1% per annum.

For any period (including any Base Rent Period), “ABR” means the average of the ABR for each day during such period.
          “ABR Period Election” means an election to have the Effective Rate for any Period calculated by reference to the ABR, rather than by reference to LIBOR or a Fixed Rate. NAI may (subject to the limitations and qualifications set forth in this definition) make any Period after the first Construction Period subject to an ABR Period Election by a notice given to BNPPLC in the form attached as Annex 1 at least five Business Days prior to the commencement of such Period. After an ABR Period Election becomes effective, it will remain in effect for all subsequent Periods until the Fixed Rate Lock Date for any Fixed Rate Lock or a different election is made in accordance with the provisions of this definition and the definition of LIBOR Period Election. In no event will changes in any ABR Period Election or LIBOR Period Election become effective except upon the commencement of a new Period. (For purposes of the Operative Documents, an ABR Period Election for any Period will also be considered in effect on the Effective Date, Advance Date, Base Rent Commencement Date or Base Rent Date upon which such Period begins.)
          “Active Negligence” of any Person means, and is limited to, the negligent conduct on the Property (and not mere omissions) by such Person or by others acting and authorized to act on such Person’s behalf (other than NAI) in a manner that proximately causes actual bodily injury or property damage for which NAI does not carry (and is not obligated by the Construction Agreement or the Lease to carry) insurance. “Active Negligence” will not include (1) any negligent failure of BNPPLC to act when the duty to act would not have been imposed but for BNPPLC’s status as owner of any interest in the Land, the Improvements or any other Property or as a party to the transactions described in the Lease or the other Operative Documents, (2) any negligent failure of any other Interested Party to act when the duty to act would not have been imposed but for such party’s contractual or other relationship to BNPPLC or participation or facilitation in any manner, directly or indirectly, of the transactions described in the Lease or other Operative Documents, or (3) the exercise in a lawful manner by BNPPLC (or any party lawfully claiming through or under BNPPLC) of any right or remedy provided in or under the Lease or the other Operative Documents.
          “Additional Rent” has the meaning indicated in subparagraph 3(F) of the Lease.
          “Administrative Fees” means the fees identified as such in subparagraph 3(E) of the Lease and subparagraph 3(A) of the Construction Agreement.
          “Advance Date” means, regardless of whether any Construction Advance is actually made on such date, the first Business Day of every calendar month, beginning with the first Business Day in March, 2008 and continuing regularly thereafter to and including the Base Rent Commencement Date, which will be the last Advance Date.

Common Definitions and Provisions Agreement (Building 9) – Page 2

          “Affiliate” of any Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” when used with respect to any Person means the power to direct the management of policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
          “After Tax Basis” has the meaning indicated in subparagraph 5(C)(1) of the Lease.
          “Applicable Laws” means any or all of the following, to the extent applicable to BNPPLC, NAI, the Property or the Operative Documents, after giving effect to the contractual choice of law provisions in the Operative Documents: restrictive covenants; zoning ordinances and building codes; flood disaster laws; health, safety and environmental laws and regulations; the Americans with Disabilities Act and other laws pertaining to disabled persons; and other laws, statutes, ordinances, rules, permits, regulations, orders, determinations and court decisions.
          “Applicable Purchaser” means any third party designated to purchase BNPPLC’s interest in the Property and in any Escrowed Proceeds as provided in the Purchase Agreement.
          “Appurtenant Easements” has the meaning indicated in Exhibit A attached to the Ground Lease.
          “Arrangement Fee” has the meaning indicated in the Construction Agreement.
          “Attorneys’ Fees” means the expenses and reasonable fees of counsel to the parties incurring the same, including costs or expenses of in-house counsel (whether or not accounted for as general overhead or administrative expenses) and printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals, librarians and others not admitted to the bar but performing services under the supervision of an attorney. Such terms will also include all such expenses and reasonable fees incurred with respect to appeals, arbitrations and bankruptcy proceedings, and whether or not any manner of proceeding is brought with respect to the matter for which such fees and expenses were incurred.
          “Balance of Unpaid Construction Period Losses” has the meaning indicated in the Purchase Agreement.
          “Banking Rules Change” means either: (1) the introduction of or any change after the Effective Date (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in any law or regulation applicable to BNPPLC, BNPPLC’s Parent or any Participant, or in the generally accepted interpretation by the institutional lending community of any such law or regulation, or in the interpretation of any such law or regulation asserted by any regulator, court or other governmental authority (other than any

Common Definitions and Provisions Agreement (Building 9) – Page 3

change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) or (2) the compliance by BNPPLC, BNPPLC’s Parent or any Participant with any new guideline or new request issued after the Effective Date from any central bank or other governmental authority (whether or not having the force of law).
          “Base Rent” means the rent payable by NAI pursuant to subparagraph 3(A) of the Lease.
          “Base Rent Commencement Date” means the first Business Day of the first calendar month after the Completion Date.
          “Base Rent Date” means a date upon which Base Rent must be paid under the Lease, all of which dates will be the first Business Day of a calendar month. The first Base Rent Date will be determined as follows:
          a)     If an ABR Period Election or a LIBOR Period Election of one month is in effect on the Base Rent Commencement Date, then the first Business Day of the first calendar month following the Base Rent Commencement Date will be the first Base Rent Date.
          b)     If a LIBOR Period Election of three months or six months is in effect on the Base Rent Commencement Date, then the first Business Day of the third calendar month following the Base Rent Commencement Date will be the first Base Rent Date.
Each successive Base Rent Date after the first Base Rent Date will be the first Business Day of the first or third calendar month following the calendar month which includes the preceding Base Rent Date, determined as follows:
          (1)     If an ABR Period Election or a LIBOR Period Election of one month is in effect on a Base Rent Date, or if a Fixed Rate Lock commences or continues on a Base Rent Date, then the first Business Day of the first calendar month following such Base Rent Date will be the next following Base Rent Date.
          (2)     If a LIBOR Period Election of three months or longer is in effect on a Base Rent Date, then the first Business Day of the third calendar month following such Base Rent Date will be the next following Base Rent Date.
Thus, for example, if the Base Rent Commencement Date falls on the first Business Day of September, 2008 and a LIBOR Period Election of three months commences on the Base Rent Commencement Date, then the first Base Rent Date will be the first Business Day of December, 2008.
          “Base Rent Period” means a period for which Base Rent must be paid under the Lease,

Common Definitions and Provisions Agreement (Building 9) – Page 4

each of which periods will correspond to the ABR Period Election or LIBOR Period Election for the period (except when a Fixed Rate Lock continues in effect). The first Base Rent Period will begin on and include the Base Rent Commencement Date, and each successive Base Rent Period will begin on and include the Base Rent Date upon which the preceding Base Rent Period ends. Each Base Rent Period, including the first Base Rent Period, will end on but not include the first or second Base Rent Date after the Base Rent Date upon which such period began, determined as follows:
          (1)     If an ABR Period Election or a LIBOR Period Election of one month or three months is in effect for a Base Rent Period, or if a Fixed Rate Lock commences or continues on the first day of the Base Rent Period, then such Base Rent Period will end on but not include the first Base Rent Date after the Base Rent Date upon which such period began.
          (2)     If a LIBOR Period Election of six months is in effect for a Base Rent Period, then such Base Rent Period will end on but not include the second Base Rent Date after the Base Rent Date upon which such period began.
The determination of Base Rent Periods can be illustrated by two examples:
          1)     If NAI makes a LIBOR Period Election of three months for a hypothetical Base Rent Period beginning on the first Business Day in January, 2009, then such Base Rent Period will end on but not include the first Base Rent Date after it begins; that is, such Base Rent Period will end on but not include the first Business Day in April, 2009, the third calendar month after January, 2009.
          2)     If, however, NAI makes a LIBOR Period Election of six months for the hypothetical Base Rent Period beginning the first Business Day in January, 2009, then such Base Rent Period will end on but not include the second Base Rent Date after it begins; that is, the first Business Day in July, 2009.
          “BNPPLC” means BNPPLC Leasing Corporation, a Delaware corporation.
          “BNPPLC’s Parent” means BNP Paribas, a bank organized and existing under the laws of France, and any successors of such bank.
          “Breakage Costs” means any and all costs, losses or expenses incurred or sustained by BNPPLC’s Parent (as a Participant or otherwise) or any Participant, for which BNPPLC’s Parent or the Participant requests reimbursement from BNPPLC, because of:
          (1)     the resulting liquidation or redeployment of deposits or other funds that were used to make or maintain Funding Advances upon application of a Qualified

Common Definitions and Provisions Agreement (Building 9) – Page 5

Prepayment or upon any sale of the Property pursuant to the Purchase Agreement, if such application or sale occurs on any day other than the last day of a Construction Period or Base Rent Period; or
          (2)     the resulting liquidation or redeployment of deposits or other funds that were reserved to provide a Construction Advance requested by NAI, if and when the Construction Advance is not made as anticipated, either because NAI declined to accept the Construction Advance for any reason or because NAI failed to satisfy any of the conditions to such Construction Advance specified in the Construction Agreement; or
          (3)     the resulting liquidation or redeployment of deposits or other funds that were used to make or maintain Funding Advances upon the acceleration of the end of any Construction Period or Base Rent Period because of an acceleration of the Designated Sale Date as described in clauses (2) or (3) of the definition thereof.
Breakage Costs will include, for example, losses on Funding Advances maintained by BNPPLC’s Parent or any Participant which are attributable to any decline in LIBOR as of the effective date of any application described in the clause (1) preceding, as compared to the LIBOR used to determine the Effective Rate then in effect. Each determination of Breakage Costs by BNPPLC’s Parent or by any Participant, as applicable, will be conclusive and binding upon NAI in the absence of clear and demonstrable error.
          “Break Even Price” has the meaning indicated in the Purchase Agreement.
          “Business Day” means any day that is (1) not a Saturday, Sunday or day on which commercial banks are generally closed or required to be closed in New York City, New York, and (2) a day on which dealings in deposits of dollars are transacted in the London interbank market; provided, that if such dealings are suspended indefinitely for any reason, “Business Day” will mean any day described in clause (1).
          “Capital Adequacy Charges” means any additional amounts BNPPLC’s Parent or any Participant requests BNPPLC to pay as compensation for an increase in required capital as provided in subparagraph 5(B)(2) of the Lease.
          “Carrying Costs” has the meaning indicated in the Construction Agreement.
          “Closing Certificate” means the Closing Certificate and Agreement (Building 9) dated as of the Effective Date executed by NAI and BNPPLC, as such Closing Certificate and Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.
          “Closing Letter” means the letter agreement dated as of the Effective Date between

Common Definitions and Provisions Agreement (Building 9) – Page 6

BNPPLC and NAI confirming the amount of the Initial Advance and the Transactions Expenses paid from the Initial Advance.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Commitment Fees” has the meaning indicated in the Construction Agreement.
          “Common Definitions and Provisions Agreement” means this Agreement, which is incorporated by reference into each of the other Operative Documents, as this Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.
          “Completion Date” has the meaning indicated in the Construction Agreement.
          “Completion Notice” has the meaning indicated in the Construction Agreement.
          “Consolidated Debt for Borrowed Money” has the meaning indicated in subparagraph 3(A) of the Closing Certificate.
          “Consolidated EBITDA” has the meaning indicated in subparagraph 3(A) of the Closing Certificate.
          “Constituent Documents” of any entity means the organizational documents pursuant to which such entity was created and is governed, such as the articles of incorporation and bylaws of a corporation, the articles of organization and regulations of a limited liability company or the partnership agreement of a partnership.
          “Construction Advances” has the meaning indicated in the Construction Agreement.
          “Construction Advance Request” has the meaning indicated in the Construction Agreement.
          “Construction Agreement” means the Construction Agreement (Building 9) dated as of the Effective Date between BNPPLC and NAI, as such Construction Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.
          “Construction Allowance” has the meaning indicated in the Construction Agreement.
          “Construction Period” means each successive period of approximately one month, with the first Construction Period beginning on and including the Effective Date and ending on but not including the first Advance Date. Each successive Construction Period after the first

Common Definitions and Provisions Agreement (Building 9) – Page 7

Construction Period will begin on and include the day on which the preceding Construction Period ends and will end on but not include the next following Advance Date, until the last Construction Period, which will end on but not include the earlier of the Base Rent Commencement Date or any Designated Sale Date upon which NAI or any Applicable Purchaser purchases BNPPLC’s interest in the Property pursuant to the Purchase Agreement.
          “Construction Project” has the meaning indicated in the Construction Agreement.
          “Covered Construction Period Losses” has the meaning indicated in the Construction Agreement.
          “Default” means any event or circumstance which constitutes, or which would with the passage of time or the giving of notice or both (if not cured within any applicable cure period) constitute, an Event of Default.
          “Default Rate” means, a floating per annum rate equal to two percent (2%) above ABR, except that for purposes of computing interest accruing for any period that commences thirty or more days after the Designated Sale Date on any 97-10/Prepayment, Base Rent or Supplemental Payment that has become due, but remains to be paid to BNPPLC by NAI, the Default Rate will mean a floating per annum rate equal to five percent (5%) above ABR. Notwithstanding the foregoing, in no event will the “Default Rate” at any time exceed the maximum interest rate permitted by Applicable Laws.
          “Defective Work” has the meaning indicated in the Construction Agreement.
          “Designated Sale Date” means the earliest of:
          (1)      the date upon which the Term is scheduled to expire as provided in Paragraph 1(A) of the Lease (i.e., the first Business Day of February, 2015); or
          (2)     any Business Day designated as the “Designated Sale Date” for purposes of this Agreement and the other Operative Documents in an irrevocable, unconditional notice given by NAI to BNPPLC before any 97-10/Meltdown Event has occurred; provided, that if the Business Day so designated by NAI as the Designated Sale Date is not at least twenty days after the date of such notice, the notice will be of no effect for purposes of this definition; and provided, further, that to be effective, any such notice must include an irrevocable exercise by NAI of the Purchase Option under subparagraph 2(A)(1) of the Purchase Agreement and thereby obligate NAI to tender payment of the full Break Even Price to BNPPLC on the Business Day so designated; or
          (3)     any Business Day designated as the “Designated Sale Date” for purposes of this Agreement and the other Operative Documents in a notice given by BNPPLC to

Common Definitions and Provisions Agreement (Building 9) – Page 8

NAI:
•        when an Event of Default has occurred and is continuing and after the Completion Date; or
•        after a 97-10/Meltdown Event or after BNPPLC’s receipt of a Pre-lease Force Majeure Event Notice from NAI; or
•        following any change in the zoning or other Applicable Laws after the Completion Date affecting the permitted use or development of the Property that, in BNPPLC’s judgment, materially reduces the value of the Property; or
•        following any discovery of conditions or circumstances on or about the Property after the Completion Date, such as the presence of an endangered species, which are likely to substantially impede the use or development of the Property and thereby, in BNPPLC’s judgment, materially reduce the value of the Property;
provided, however, that if the Business Day so designated by BNPPLC as the Designated Sale Date is not at least thirty days after the date of such notice, the notice will be of no effect for purposes of this definition; or
          (4)      the first Business Day after the commencement of any Event of Default described in clauses (G), (H) or (I) of the definition Event of Default herein that occurs because of any bankruptcy proceeding instituted by or against NAI, as debtor, under Title 11 of the United States Code; or
          (5)      any date upon which the Lease terminates pursuant to subparagraph 1(B) or subparagraph 1(C) of the Lease.
          “Effective Date” means February 1, 2008.
          “Effective Rate” means, for each Period, a per annum rate determined as follows:
          (1)      In the case of any Period subject to a LIBOR Period Election, the Effective Rate will equal the rate per annum determined by dividing (A) LIBOR for such Period, by (B) one hundred percent (100%) minus the Eurodollar Rate Reserve Percentage for such Period.
          (2)      In the case of any Period that is not subject to a LIBOR Period Election, the Effective Rate will equal the ABR for such Period.

Common Definitions and Provisions Agreement (Building 9) – Page 9

          (3)      Notwithstanding the foregoing, for any Base Rent Period that begins on or after the Fixed Rate Lock Date applicable to a Fixed Rate Lock and that ends before or on the date such Fixed Rate Lock is terminated as provided in subparagraph 3(C) of the Lease, the Effective Rate will equal the Fixed Rate.
So long as any LIBOR Period Election remains in effect, as LIBOR or the Eurodollar Rate Reserve Percentage changes from Period to Period, the Effective Rate will be automatically increased or decreased, as the case may be, without prior notice to NAI. Also, during any period when no LIBOR Period Election or Fixed Rate Lock is in effect, as the ABR changes from Period to Period, the Effective Rate will be automatically increased or decreased, as the case may be, without prior notice to NAI.
If for any reason BNPPLC determines that it is impossible or unreasonably difficult to determine the Effective Rate with respect to a given Period in accordance with the foregoing, then the “Effective Rate” for that Period will equal any published index or per annum interest rate determined in good faith by BNPPLC to be comparable to LIBOR at the beginning of the first day of that Period. A comparable interest rate might be, for example, the then existing yield on short term United States Treasury obligations (as compiled by and published in the then most recently published United States Federal Reserve Statistical Release H.15(519) or its successor publication), plus or minus a fixed adjustment based on BNPPLC’s comparison of past eurodollar market rates to past yields on such Treasury obligations.
          “Eligible Financial Institution” means (a) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $5,000,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (“OECD”) or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $5,000,000,000; provided, that such bank is acting through a branch or agency located in the United States; (c) the central bank of any country which is a member of the OECD; and (d) a finance company, insurance company or other financial institution (whether a corporation, partnership or other entity, but excluding any savings and loan association) which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of $5,000,000,000; provided, however, that in no event will any bank or other Person qualify as an Eligible Financial Institution at any time when it has outstanding obligations with a credit rating less than investment grade from Standard & Poor’s, a division of the McGraw-Hill Companies, or Moody’s Investors Service, Inc. or another nationally recognized rating service.
          “Environmental Cutoff Date” means the later of the dates upon which (i) the Lease terminates or NAI’s interests in the Property are sold at foreclosure as provided in Exhibit B attached to the Lease, or (ii) NAI surrenders possession and control of the Property and ceases to

Common Definitions and Provisions Agreement (Building 9) – Page 10

have interest in the Land or Improvements or rights with respect thereto under any of the Operative Documents.
          “Environmental Laws” means any and all existing and future Applicable Laws pertaining to safety, health or the environment, or to Hazardous Substances or Hazardous Substance Activities, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, and the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984.
          “Environmental Losses” means Losses suffered or incurred by BNPPLC or any other Interested Party, directly or indirectly, relating to or arising out of, based on or as a result of any of the following: (i) any Hazardous Substance Activity that occurs or is alleged to have occurred on or prior to the Environmental Cutoff Date; (ii) any violation of any applicable Environmental Laws relating to the Land or the Property or to the ownership, use, occupancy or operation thereof that occurs or is alleged to have occurred in whole or in part on or prior to the Environmental Cutoff Date; (iii) any investigation, inquiry, order, hearing, action, or other proceeding by or before any governmental or quasi-governmental agency or authority in connection with any Hazardous Substance Activity that occurs or is alleged to have occurred in whole or in part on or prior to the Environmental Cutoff Date; or (iv) any claim, demand, cause of action or investigation, or any action or other proceeding, whether meritorious or not, brought or asserted against any Interested Party which directly or indirectly relates to, arises from, is based on, or results from any of the matters described in clauses (i), (ii), or (iii) of this definition or any allegation of any such matters. For purposes of determining whether Losses constitute “Environmental Losses,” as the term is used in the Lease, any actual or alleged Hazardous Substance Activity or violation of Environmental Laws relating to the Land or the Property will be presumed to have occurred prior to the Environmental Cutoff Date unless NAI establishes by clear and convincing evidence to the contrary that the relevant Hazardous Substance Activity or violation of Environmental Laws did not occur or commence prior to the Environmental Cutoff Date.
          “Environmental Report” means, collectively, the following reports, which were provided by NAI to BNPPLC prior to the Effective Date:
          (1)      Phase I and Screen Level Phase II Environmental Assessment for 495 Java Drive, Sunnyvale, California dated October 1, 1997 provided by McLaren Hart Environmental Engineering Corporation;
          (2)      Phase I and Screen Level Phase II Environmental Assessment for 475 Java Drive, Sunnyvale, California dated March 24, 1998 provided by McLaren Hart Environmental Engineering Corporation;

Common Definitions and Provisions Agreement (Building 9) – Page 11

          (3)      Phase I Environmental Site Assessment for 1275 Crossman Avenue, Sunnyvale, California dated June 29, 1998 provided by Dames & Moore Group; and
          (4)      Phase I Environmental Site Assessment for 1330 & 1350 Geneva Drive and 1345 & 1347 Crossman Avenue, Sunnyvale, California dated November 1, 1999 provided by Romig Consulting Engineers.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.
          “ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of NAI’s controlled group, or under common control with NAI, within the meaning of Section 414 of the Internal Revenue Code, and the regulations promulgated and rulings issued thereunder.
          “ERISA Termination Event” means (a) the occurrence with respect to any Plan of (1) a reportable event described in Sections 4043(b)(5) or (6) of ERISA or (2) any other reportable event described in Section 4043(b) of ERISA other than a reportable event not subject to the provision for thirty-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA, or (b) the withdrawal of NAI or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any Plan or the treatment of any Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
          “Escrowed Proceeds” means, subject to the exclusions specified in the next sentence, any money that is received by BNPPLC from time to time during the Term (and any interest earned thereon) from any party (1) under any property insurance policy as a result of damage to the Property, (2) as compensation for any restriction imposed by any Governmental Authority upon the use or development of the Property or for the condemnation of the Property or any portion thereof (including any indirect condemnation by means of a taking of any of the Land or appurtenant easements), (3) because of any judgment, decree or award for physical damage to the Property or (4) as compensation under any title insurance policy or otherwise as a result of any title defect or claimed title defect with respect to the Property; provided, however, in determining the amount of “Escrowed Proceeds” there will be deducted all expenses and costs of every type, kind and nature (including Attorneys’ Fees) incurred by BNPPLC to collect such proceeds. Notwithstanding the foregoing, “Escrowed Proceeds” will not include (A) any payment to BNPPLC by a Participant or an Affiliate of BNPPLC that is made to compensate BNPPLC for the Participant’s or Affiliate’s share of any Losses BNPPLC may incur as a result of any of the

Common Definitions and Provisions Agreement (Building 9) – Page 12

events described in the preceding clauses (1) through (4), (B) any money or proceeds that have been applied as a Qualified Prepayment or to pay any Breakage Costs, Fixed Rate Settlement Amount or other costs incurred in connection with a Qualified Prepayment, (C) any money or proceeds that, after no less than ten days notice to NAI, BNPPLC returns or pays to a third party because of BNPPLC’s good faith belief that such return or payment is required by law, (D) any money or proceeds paid by BNPPLC to NAI or offset against any amount owed by NAI, or (E) any money or proceeds used by BNPPLC in accordance with the Lease for repairs or the restoration of the Property or to obtain development rights or the release of restrictions that will inure to the benefit of future owners or occupants of the Property. Until Escrowed Proceeds are paid to NAI pursuant to Paragraph 10 of the Lease, transferred to a purchaser under the Purchase Agreement as therein provided or applied as a Qualified Prepayment or as otherwise described in the preceding sentence, BNPPLC will keep the same deposited in one or more interest bearing accounts, and all interest earned on such account will be added to and made a part of Escrowed Proceeds.
          “Established Misconduct” of a Person means, and is limited to:
          (1)      if the Person is bound by the Operative Documents or the Participation Agreement, conduct of such Person that constitutes a breach by it of the express provisions of the Operative Documents or the Participation Agreement, as applicable, and that continues beyond any period for cure provided therein, as determined in or as a necessary element of a final judgment rendered against such Person by a court with jurisdiction to make such determination, and
          (2)      conduct of such Person or its Affiliates that has been determined to constitute willful misconduct or Active Negligence in or as a necessary element of a final judgment rendered against such Person by a court with jurisdiction to make such determination.
In no event, however, will Established Misconduct include actions of any Person undertaken in good faith to mitigate Losses that such Person may suffer because of a breach or repudiation by NAI of any of the Operative Documents. Further, negligence other than Active Negligence will not in any event constitute Established Misconduct. For purposes of this definition, “conduct of a Person” will consist of (1) the conduct of any employee of that Person to the extent (and only to the extent) that the employee is acting within the scope of his employment by that Person, and (2) the conduct of an agent of that Person (such as an independent environmental consultant engaged by that Person), but only to the extent that the agent is (a) acting within the scope of the authority granted to him by such Person, and (b) neither NAI nor acting with the consent or approval of or at the request of or under the direction of NAI or NAI’s Affiliates, employees or agents. Established Misconduct of one Interested Party will not be attributed to a second Interested Party unless the second Interested Party is an Affiliate of the first, and it is understood that BNPPLC has not been authorized, and nothing in the Participation Agreement will be construed as

Common Definitions and Provisions Agreement (Building 9) – Page 13

authorizing BNPPLC, to act as an “agent” for any Participant as the term is used in this definition.
          “Eurocurrency Liabilities” has the meaning indicated in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
          “Eurodollar Rate Reserve Percentage” means, for purposes of determining the Effective Rate for any Period, the reserve percentage applicable two Business Days before the first day of such Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for BNPPLC’s Parent with respect to liabilities or deposits consisting of or including Eurocurrency Liabilities (or with respect to any other category or liabilities by reference to which LIBOR is determined) having a term comparable to such Period.
          “Event of Default” means any of the following:
          (A)      NAI fails to pay when due any installment of Base Rent or Administrative Fees required by the Lease, and such failure continues for three Business Days after NAI is notified in writing thereof.
          (B)      NAI fails to pay the full amount of any 97-10/Prepayment when due as provided in the Construction Agreement or fails to pay the full amount of any Supplemental Payment as provided in the Purchase Agreement on the Designated Sale Date.
          (C)      NAI fails to pay when first due any amount required by the Operative Documents (other than Base Rent or Administrative Fees required as provided in the Lease, any 97-10/Prepayment required as provided in the Construction Agreement or any Supplemental Payment required as provided in the Purchase Agreement) and such failure continues for ten Business Days after NAI is notified thereof.
          (D)      NAI fails to cause any representation or warranty of NAI contained in any of the Operative Documents that was false or misleading in any material respect when made to be made true and not misleading (other than as described in the other clauses of this definition), or NAI fails to comply with any provision of the Operative Documents (other than as described in the other clauses of this definition), and in either case does not cure such failure prior to the earlier of (A) thirty days after notice thereof is given to NAI or (B) the date any writ or order is issued for the levy or sale of any property owned by BNPPLC (including the Property) or any criminal prosecution is instituted or overtly threatened against BNPPLC or any of its directors, officers or employees because of such failure; provided, however, that so long as no such writ or order is issued and no such criminal prosecution is instituted or overtly threatened, the period within which such failure may be cured by NAI will be extended for a further period (not to exceed an

Common Definitions and Provisions Agreement (Building 9) – Page 14

additional one hundred twenty days) as is necessary for the curing thereof with diligence, if (but only if) (x) such failure is susceptible of cure but cannot with reasonable diligence be cured within such thirty day period, (y) NAI promptly commences to cure such failure and thereafter continuously prosecutes the curing thereof with reasonable diligence and (z) the extension of the period for cure will not, in any event, cause the period for cure to extend to or beyond the Designated Sale Date.
          (E)      NAI abandons any material part of the Property.
          (F)      NAI or any Subsidiary of NAI fails to pay any principal of or premium or interest on any of its Indebtedness which is outstanding in a principal amount of at least $25,000,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event occurs or condition exists under any agreement or instrument relating to any such Indebtedness and continues after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Indebtedness; or any such Indebtedness is declared by the creditor to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness is required to be made, in each case prior to the stated maturity thereof.
          (G)      NAI or any Subsidiary of NAI is generally not paying its debts as such debts become due, or admits in writing its inability to pay its debts generally, or makes a general assignment for the benefit of creditors; or any proceeding is instituted by or against NAI or any Subsidiary of NAI seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding remains undismissed or unstayed for a period of sixty consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) occurs; or NAI or any Subsidiary of NAI takes any corporate action to authorize any of the actions set forth above in this clause.
          (H)      Any order, judgment or decree is entered in any proceedings against NAI or any of NAI’s Subsidiaries decreeing its dissolution and such order, judgment or decree remains unstayed and in effect for more than sixty days.
          (I)      Any order, judgment or decree is entered in any proceedings against NAI or any of

Common Definitions and Provisions Agreement (Building 9) – Page 15

NAI’s Subsidiaries decreeing a divestiture of any of assets that represent a substantial part, or the divestiture of the stock of any of NAI’s Subsidiaries whose assets represent a substantial part, of the total assets of NAI and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) or which requires the divestiture of assets, or stock of any of NAI’s Subsidiaries, which have contributed a substantial part of the net income of NAI and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than sixty days.
          (J)      A judgment or order for the payment of money in an amount (not covered by insurance) which exceeds $25,000,000 is rendered against NAI or any of NAI’s Subsidiaries and either (i) enforcement proceedings is commenced by any creditor upon such judgment, or (ii) within thirty days after the entry thereof, such judgment or order is not discharged or execution thereof stayed pending appeal, or within thirty days after the expiration of any such stay, such judgment is not discharged.
          (K)      Any ERISA Termination Event occurs that BNPPLC determines in good faith would constitute grounds for a termination of any Plan or for the appointment by the appropriate United States district court of a trustee to administer any Plan and such ERISA Termination Event is continuing thirty days after notice to such effect is given to NAI by BNPPLC, or any Plan is terminated, or a trustee is appointed by a United States district court to administer any Plan, or the Pension Benefit Guaranty Corporation institutes proceedings to terminate any Plan or to appoint a trustee to administer any Plan.
          (L)      NAI enters into any transaction which would cause any of the Operative Documents or any other document executed in connection herewith (or any exercise of BNPPLC’s rights hereunder or thereunder) to constitute a non-exempt prohibited transaction under ERISA.
          (M)      NAI fails to comply with the financial covenants set forth in subparagraph 3(C) of the Closing Certificate.
          (N)      Any Change in Control (as defined in subparagraph 3(A) of the Closing Certificate) shall occur.
          “Excluded Taxes” means:
          (A)      taxes upon or measured by net income to the extent such taxes are payable in respect of Base Rent or other Qualified Income Payments;
          (B)      transfer or change of ownership taxes assessed because of BNPPLC’s transfer or conveyance to any third party of any rights or interest in the Improvements Lease, the Purchase

Common Definitions and Provisions Agreement (Building 9) – Page 16

Agreement or the Property (other than any such taxes assessed because of any Permitted Transfer under clauses (1), (4) or (5) of the definition of Permitted Transfer in this Agreement);
          (C)      federal, state and local income taxes upon any amounts paid as reimbursement for or to satisfy Losses incurred by BNPPLC or any Participant to the extent, but only to the extent, such taxes are offset by a corresponding reduction of BNPPLC’s or the applicable Participant’s income taxes which are not otherwise subject to reimbursement or indemnification by NAI because of BNPPLC’s or such Participant’s deduction of the reimbursed Losses from its taxable income or because of any tax credits attributable thereto;
          (D)      income taxes that are (i) payable by BNPPLC in respect of any Qualified Prepayment or any net sales proceeds paid to BNPPLC upon a sale of the Property because of Forced Recharacterization as described in subparagraph 4(C)(3) of the Lease, and (ii) offset in the same taxable period by a reduction in the taxes of BNPPLC which are not otherwise subject to reimbursement or indemnification by NAI resulting from depreciation deductions or other tax benefits available to BNPPLC only because of the refusal of the tax authorities to treat the Lease and other Operative Documents as a financing arrangement;
          (E)      any withholding taxes that subparagraph 13(A) of the Lease excuses NAI from paying or requires BNPPLC to pay; and
          (F)      any franchise taxes payable by BNPPLC, but only to the extent that such franchise taxes would be payable by BNPPLC even if the transactions contemplated by the Lease and the other Operative Documents were characterized for tax purposes as a mere financing arrangement and not as a lease or sale.
It is understood that if tax rates used to calculate income taxes which constitute Excluded Taxes under clause (1) of this definition are increased, the resulting increase will not be subject to reimbursement or indemnification by NAI. If, however, a change in Applicable Laws after the Effective Date, as applied to the transactions contemplated by the Operative Documents on a stand-alone basis, results in an increase in such income taxes for any reason other than an increase in the applicable tax rates (e.g., a disallowance of deductions that would otherwise be available against payments described in clause (1) of this definition), then for purposes of the Operative Documents, the term “Excluded Taxes” will not include the actual increase in such taxes attributable to the change. Accordingly, BNPPLC or any Participant may recover any such net increase from NAI pursuant to subparagraph 5(B) of the Lease.
It is also understood that nothing in this definition of “Excluded Taxes” will prevent any Original Indemnity Payment (as defined in subparagraph 5(C)(1) of the Lease) from being paid on an After Tax Basis.
          “Fed Funds Rate” means, for any period, a fluctuating interest rate (expressed as a per

Common Definitions and Provisions Agreement (Building 9) – Page 17

annum rate and rounded upwards, if necessary, to the next 1/16 of 1%) equal on each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rates are not so published for any day which is a Business Day, the average of the quotations for each day during such period on such transactions received by BNPPLC’s Parent from three Federal funds brokers of recognized standing selected by BNPPLC’s Parent.
          “Fixed Rate” means the fixed rate of interest established by BNPPLC’s execution of an Interest Rate Swap as described in subparagraph 3(B)(4) of the Lease.
          “Fixed Rate Lock” has the meaning assigned to it in subparagraph 3(B)(4) of the Lease.
          “Fixed Rate Lock Date” has the meaning assigned to it in subparagraph 3(B)(4) of the Lease.
          “Fixed Rate Lock Termination” means any termination in whole or in part of the Fixed Rate Swap as described in the first and second sentences of subparagraph 3(C) of the Lease.
          “Fixed Rate Lock Termination Date” means the date upon which a Fixed Rate Lock Termination is effective. In the case of a Fixed Rate Lock Termination that results from BNPPLC’s receipt of a Qualified Prepayment, the date such Qualified Prepayment is applied to reduce the Lease Balance will constitute the Fixed Rate Lock Termination Date. In the case of any Fixed Rate Lock Termination resulting from an acceleration of the Designated Sale Date as provided in clauses (2) or (3) the definition thereof in this Agreement, the Fixed Rate Lock Termination Date will constitute the Designated Sale Date.
          “Fixed Rate Lock Notice” has the meaning assigned to it in subparagraph 3(B)(4) of the Lease, which includes a reference to the form attached as Annex 2.
          “Fixed Rate Loss” means an amount reasonably determined in good faith by the Floating Rate Payor to be its total losses and costs in connection with any Fixed Rate Lock Termination. Fixed Rate Loss will include any loss of bargain, cost of funding or, at the election of the Floating Rate Payor but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position. The Floating Rate Payor will be expected to determine the Fixed Rate Loss as of the date of the relevant Fixed Rate Lock Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. The Floating Rate Payor may (but need not) determine its Fixed Rate Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

Common Definitions and Provisions Agreement (Building 9) – Page 18

          “Fixed Rate Settlement Amount” means, with respect to any Fixed Rate Lock Termination:
(a)      the Market Quotation for such Fixed Rate Lock Termination, if a Market Quotation can be determined and if (in the reasonable belief of the Floating Rate Payor as the party making the determination) determining a Market Quotation would produce a commercially reasonable result; or
(b)      the Fixed Rate Loss, if any, for such Fixed Rate Lock Termination if a Market Quotation cannot be determined or would not (in the reasonable belief of the Floating Rate Payor as the party making the determination) produce a commercially reasonable result.
          “Fixed Rate Swap” has the meaning assigned to it in subparagraph 3(B)(4) of the Lease.
          “Floating Rate Payor” means BNP Paribas or any successor or assign of BNP Paribas under an Interest Rate Swap.
          “FOCB Notice” has the meaning indicated in the Construction Agreement.
          “Force Majeure Event” has the meaning indicated in the Construction Agreement.
          “Fully Subordinated or Removable” means, with respect to any Lien encumbering the Land or any appurtenant easement, that such Lien is, either by operation of Applicable Laws or by the express terms of documents which grant or create such Lien:
          (1) fully subject and subordinate to the Ground Lease and to all rights and property interests of BNPPLC under the Operative Documents; or
          (2) subject to release and removal by BNPPLC or any subsequent owner of the Property at any time after a Designated Sale Date without any requirement that BNPPLC or the subsequent owner compensate the holder of such Lien or make any other significant payment in connection with such release and removal;
provided, however, a Lien will not qualify as Fully Subordinated or Removable under clause (1) preceding if a purchase of the Land by BNPPLC pursuant to the purchase option set forth in the Ground Lease (as such option may be modified from time to time by agreement of lessor and lessee under the Ground Lease) will not, by operation of law or the express agreement of the holder of the Lien, effectively cut off and terminate such Lien insofar as it applies to or affects the Improvements and the Land purchased by BNPPLC; and, provided further, a Lien will not qualify as Fully Subordinated or Removable under clause (2) preceding if it provides or includes a power of sale or other right or remedy in favor of the holder of such Lien which could result in

Common Definitions and Provisions Agreement (Building 9) – Page 19

a foreclosure sale or other forfeiture of BNPPLC’s rights or interests under the Ground Lease or in the Property.
          “Funded Construction Allowance” has the meaning indicated in the Construction Agreement.
          “Funding Advances” means all advances made by BNPPLC’s Parent or any Participant to or on behalf of BNPPLC to allow BNPPLC to make the Initial Advance and to provide the Construction Allowance or maintain its investment in the Property.
          “Future Work” has the meaning indicated in the Construction Agreement.
          “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in subparagraph 2(A)(4) of the Closing Certificate (except for changes with which NAI’s independent public accountants concur).
          “Governmental Authority” means (1) the United States, the state, the county, the municipality, and any other political subdivision in which the Land is located, and (2) any other nation, state or other political subdivision or agency or instrumentality thereof having or asserting jurisdiction over NAI or the Property.
          “Ground Lease” means the Ground Lease (Building 9) dated as of the Effective Date, under which the Land is leased from NAI to BNPPLC, as such Ground Lease may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.
          “Hazardous Substance” means (i) any chemical, compound, material, mixture or substance that is now or hereafter defined or listed in, regulated under, or otherwise classified pursuant to, any Environmental Laws as a “hazardous substance,” “hazardous material,” “hazardous waste,” “extremely hazardous waste or substance,” “infectious waste,” “toxic substance,” “toxic pollutant,” or any other formulation intended to define, list or classify substances by reason of deleterious properties, including ignitability, corrosiveness, reactivity, carcinogenicity, toxicity or reproductive toxicity; (ii) petroleum, any fraction of petroleum, natural gas, natural gas liquids, liquified natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), and ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iii) asbestos and any asbestos containing material; and (iv)  any other material that, because of its quantity, concentration or physical or chemical characteristics, is the subject of regulation under Applicable Law or poses a significant present or potential hazard to human health or safety or to the environment if released into the workplace or the environment.

Common Definitions and Provisions Agreement (Building 9) – Page 20

          “Hazardous Substance Activity” means any actual, proposed or threatened use, storage, holding, release (including any spilling, leaking, leaching, pumping, pouring, emitting, emptying, dumping, disposing into the environment, and the continuing migration into or through soil, surface water, groundwater or any body of water), discharge, deposit, placement, generation, processing, construction, treatment, abatement, removal, disposal, disposition, handling or transportation of any Hazardous Substance from, under, in, into or on Land or the Property, including the movement or migration of any Hazardous Substance from surrounding property, surface water, groundwater or any body of water under, in, into or onto the Property and any resulting residual Hazardous Substance contamination in, on or under the Property. “Hazardous Substance Activity” also means any existence of Hazardous Substances on the Property that would cause the Property or the owner or operator thereof to be in violation of, or that would subject the Land or the Property to any remedial obligations under, any Environmental Laws, assuming disclosure to the applicable Governmental Authorities of all relevant facts, conditions and circumstances pertaining to the Property.
          “Improvements” means any and all (1) buildings and other real property improvements previously or hereafter erected on the Land, and (2) equipment (e.g., HVAC systems, elevators and plumbing fixtures) attached to the buildings or other real property improvements, the removal of which would cause structural or other material damage to the buildings or other real property improvements or would materially and adversely affect the value or use of the buildings or other real property improvements.
          “Increased Commitment” has the meaning indicated in the Construction Agreement.
          “Increased Funding Commitment” has the meaning indicated in the Construction Agreement.
          “Increased Time Commitment” has the meaning indicated in the Construction Agreement.
          “Indebtedness” of any Person means (without duplication of any item) Liabilities of such Person in any of the following categories:
          (A)      Liabilities for borrowed money;
          (B)      Liabilities constituting an obligation to pay the deferred purchase price of property or services;
          (C)      Liabilities evidenced by a bond, debenture, note or similar instrument;
          (D)      Liabilities which (1) would under GAAP be shown on such Person’s balance sheet as a liability, and (2) are payable more than one year from the date of

Common Definitions and Provisions Agreement (Building 9) – Page 21

creation thereof (other than reserves for taxes and reserves for contingent obligations);
          (E)      Liabilities constituting principal under leases capitalized in accordance with GAAP;
          (F)      Liabilities arising under conditional sales or other title retention agreements;
          (G)      Liabilities owing under direct or indirect guaranties of Liabilities of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Liabilities of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Liabilities, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection;
          (H)      Liabilities (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property, if such Liabilities arises out of or in connection with the sale or issuance of the same or similar securities or property;
          (I)      Liabilities with respect to letters of credit or applications or reimbursement agreements therefor;
          (J)      Liabilities with respect to payments received in consideration of oil, gas, or other commodities yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment);
          (K)      Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefor; or
          (L)      Liabilities under any “synthetic” or other lease of property or related documents (including a separate purchase agreement) which obligate such Person or any of its Affiliates (whether by purchasing or causing another Person to purchase any interest in the leased property or otherwise) to guarantee a minimum residual value of the leased property to the lessor.
For purposes of this definition, the amount of Liabilities described in the last clause of the preceding sentence with respect to any lease classified according to GAAP as an “operating lease,” will equal the sum of (1) the present value of rentals and other minimum lease payments

Common Definitions and Provisions Agreement (Building 9) – Page 22

required in connection with such lease [calculated in accordance with SFAS 13 and other GAAP relevant to the determination of the whether such lease must be accounted for as an operating lease or capital lease], plus (2) the fair value of the property covered by the lease; except that such amount will not exceed the price, as of the date a determination of Indebtedness is required hereunder, for which the lessee can purchase the leased property pursuant to any valid ongoing purchase option if, upon such a purchase, the lessee will be excused from paying rentals or other minimum lease payments that would otherwise accrue after the purchase.
Notwithstanding the foregoing, the “Indebtedness” of any Person will not include Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 90 days past the original invoice or billing date therefor.
          “Initial Advance” has the meaning indicated in the Construction Agreement.
          “Interested Party” means each of following Persons and their Affiliates: (1) BNPPLC and its successors and permitted assigns as to the Property or any part thereof or any interest therein, (2) BNPPLC’s Parent, and (3) the Participants and their successors and permitted assigns under the Participation Agreement; provided, however, none of the following Persons will constitute an Interested Party: (a) any Person to whom BNPPLC may transfer an interest in the Property by a conveyance that is not a Permitted Transfer and others that cannot lawfully claim an interest in the Property except through or under a transfer by such a Person, (b) NAI and its Affiliates, (c) any Person claiming through or under a conveyance made by NAI after any purchase by NAI of BNPPLC’s interest in the Property pursuant to the Purchase Agreement, or (d) any Applicable Purchaser designated by NAI under the Purchase Agreement who purchases the Property pursuant to a sale arranged by NAI and any Person that cannot lawfully claim an interest in the Property except through or under a conveyance from such an Applicable Purchaser.
          “Interest Rate Swap” means an interest rate exchange transaction, entered into between BNPPLC, as the fixed rate payor, and BNP Paribas, as the swap counterparty and floating rate payor, under the then most recent form of Master Agreement published by the International Swaps and Derivatives Association, Inc., as supplemented by the definitions and such schedules, annexes, exhibits and supplements as are agreed upon by the parties thereto, pursuant to which BNP Paribas agrees to pay monthly to BNPPLC a floating rate of interest equal to LIBOR and BNPPLC agrees to pay monthly to BNP Paribas a fixed rate of interest for a term that commences on the Fixed Rate Lock Date and ends on the last day of the scheduled Term of the Lease. The notional principal amount used for any such interest rate exchange transaction will equal the Lease Balance calculated as of the date such transaction is entered into.
          “Land” means the land described in Exhibit A attached to the Closing Certificate, the

Common Definitions and Provisions Agreement (Building 9) – Page 23

Lease, the Ground Lease and the Purchase Agreement.
          “Lease” means the Lease Agreement (Building 9) dated as of the Effective Date between BNPPLC, as landlord, and NAI, as tenant, pursuant to which NAI has agreed to lease BNPPLC’s interest in the Property, as such Lease Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.
          “Lease Balance” as of any date means the amount equal to the sum of the Initial Advance, plus the sum of all Construction Advances, Carrying Costs and other amounts added to the Outstanding Construction Allowance as provided in the Construction Agreement on or prior to such date, minus all funds actually received by BNPPLC and applied as Qualified Prepayments on or prior to such date. Under no circumstances will any payment of Base Rent or other Qualified Income Payments reduce the Lease Balance.
          “Lease Termination Damages” has the meaning indicated in subparagraph 15(A)(3)(c) of the Lease.
          “Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.
          “LIBOR” means, for purposes of determining the Effective Rate for any Period, the per annum rate equal to:
          (a) the offered rate for deposits in U.S. dollars as of approximately 11:00 a.m., London time, on the day that is two London Banking Days (hereinafter defined) prior to the day upon which such Period begins (the “Reset Date”), as reported:
          (1) on Reuters Screen LIBOR01 page (or any replacement page or pages on which London interbank rates of major banks for U.S. dollars are displayed) by the Reuters service; or
          (2) on Moneyline Telerate Page 3750, British Bankers Association Interest Settlement Rates, or another news page selected by BNPPLC’s Parent if the Reuters Screen LIBOR01 page is removed from the Reuters system or changed such that, in the opinion of BNPPLC’s Parent, the interest rates shown on it no longer represent the same kind of interest rates as when the Operative Documents were executed; or
          (b) if such offered rate is for any reason unavailable, the rate per annum determined by BNPPLC’s Parent on the basis of rates offered for deposits in U.S. dollars

Common Definitions and Provisions Agreement (Building 9) – Page 24

by four major banks in the London interbank market selected by BNPPLC’s Parent (“Reference Banks”) at approximately 11:00 a.m., London time, on the day that is two London Banking Days preceding the Reset Date to prime banks in the London interbank market for a period corresponding as nearly as possible to the applicable Period. ( If this clause (b) applies, BNPPLC’s Parent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two quotations are provided, “LIBOR” will be the arithmetic mean of the quotations. If, however, fewer than two quotations are provided, “LIBOR” will be the arithmetic mean of the rates quoted by major banks in New York selected by BNPPLC’s Parent, at approximately 11:00 a.m., New York time, on the Reset Date for loans in U.S. dollars to leading U.S. banks for a period corresponding as nearly as possible to the applicable Period.)
As used in this definition, “London Banking Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.
          “LIBOR Period Election” means an election to have the Effective Rate for any Period calculated by reference to LIBOR, rather than by reference to the ABR or the Fixed Rate, and to have such period extend for approximately one month, three months or six months. The first Construction Period will be subject to a LIBOR Period Election of one month; and, subject to the limitations and qualifications set forth in this definition, NAI may make any subsequent Period subject to a LIBOR Period Election by a notice given to BNPPLC in the form attached as Annex 3 at least five Business Days prior to the commencement of such Period. After a LIBOR Period Election becomes effective, it will remain in effect for all subsequent Periods until a different election is made in accordance with the provisions of this definition and the definition of ABR Period Election above. (For purposes of the Construction Agreement and the Lease a LIBOR Period Election for any Period will also be considered the LIBOR Period Election in effect on the Effective Date, Advance Date, Base Rent Commencement Date or Base Rent Date upon which such Period begins.) Notwithstanding the foregoing:
●	No LIBOR Period Election for a period of more than one month will be effective prior to the Completion Date.

●	No LIBOR Period Election will be effective that would cause a Base Rent Period to extend beyond the end of the scheduled Term or beyond a Fixed Rate Lock Date.

●	No LIBOR Period Election will commence or continue during any period that begins on or after the Fixed Rate Lock Date applicable to a Fixed Rate Lock and that ends before or on the date such Fixed Rate Lock is terminated as provided in subparagraph 3(C) of the Lease.

Common Definitions and Provisions Agreement (Building 9) – Page 25

●	Changes in any ABR Period Election or LIBOR Period Election will become effective only upon the commencement of a new Period.

●	In the event BNPPLC determines that it would be unlawful (or any central bank or governmental authority asserts that it would be unlawful) for BNPPLC, BNPPLC’s Parent or any Participant to provide or maintain Funding Advances during a Period if the Carrying Costs or Base Rent accrued during such Period at a rate based upon LIBOR, NAI will be deemed to have made such Period subject to an ABR Period Election, not a LIBOR Period Election.

●	If for any reason (including BNPPLC’s receipt of a notice from NAI purporting to make a LIBOR Period Election that is contrary to the foregoing provisions), BNPPLC is unable to determine with certainty whether a particular Period is subject to a specific LIBOR Period Election of one month, three months or six months, or if any Event of Default has occurred and is continuing on the third Business Day preceding the commencement of a particular Period, NAI will be deemed to have made an ABR Period Election for that particular Period.
          “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to sell receivables with recourse, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).
          “Liens Removable by BNPPLC” means, and is limited to, Liens encumbering the Property that are asserted (1) other than as contemplated in the Operative Documents, by BNPPLC itself or by BNPPLC’s Parent, (2) by third parties lawfully claiming through or under BNPPLC (which for purposes of the Operative Documents will include any judgment liens established against the Property because of a judgment rendered against BNPPLC and will also include any liens established against the Property to secure past due Excluded Taxes), or (3) by third parties claiming under a deed or other instrument duly executed by BNPPLC; provided, however, Liens Removable by BNPPLC will not include (A) any Permitted Encumbrances (regardless of whether claimed through or under BNPPLC), (B) the Operative Documents or any other document executed by BNPPLC with the knowledge of (and without objection by) NAI or NAI’s counsel contemporaneously with the execution and delivery of the Operative Documents, (C) Liens which are neither lawfully claimed through or under BNPPLC (as described above) nor claimed under a deed or other instrument duly executed by BNPPLC, (D) Liens claimed by NAI or claimed through or under a conveyance made by NAI other than NAI’s conveyance of the leasehold estate to BNPPLC under the Ground Lease, (E) Liens arising because of BNPPLC’s compliance with Applicable Law, the Operative Documents, Permitted Encumbrances or any written request made by NAI, (F) Liens securing the payment of property taxes or other amounts assessed against the Property by any Governmental Authority, other than to secure the payment

Common Definitions and Provisions Agreement (Building 9) – Page 26

of past due Excluded Taxes or to secure damages caused by (and attributed by any applicable principles of comparative fault to) BNPPLC’s own Established Misconduct, (G) Liens resulting from or arising in connection with any breach by NAI of the Operative Documents; or (H) Liens resulting from or arising in connection with any Permitted Transfer that occurs more than thirty days after any Designated Sale Date upon which, for any reason, NAI or any Applicable Purchaser does not purchase BNPPLC’s interest in the Property pursuant to the Purchase Agreement for a price (when taken together with any Supplemental Payment paid by NAI pursuant to the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.
          “Local Impositions” means all sales, excise, ad valorem, gross receipts, business, transfer, stamp, occupancy, rental and other taxes (other than taxes on net income and corporate franchise taxes), levies, fees, charges, surcharges, assessments, interest, additions to tax, or penalties imposed by the State of California or any agency or political subdivision thereof upon BNPPLC or any owner of the Property or any part of or interest in the Property because of (i) the Lease or other Operative Documents, (ii) the status of record title to the Property, (iii) the ownership, leasing, occupancy, sale or operation of the Property or any part thereof or interest therein, or (iv) the Permitted Encumbrances; excluding, however, Excluded Taxes. “Local Impositions” will include any real estate taxes imposed because of a change of use or ownership of the Property resulting from, or occurring on or prior to the date of, any sale by BNPPLC pursuant to the Purchase Agreement.
          “Losses” means the following: any and all losses, liabilities, damages (whether actual, consequential, punitive or otherwise denominated), demands, claims, administrative or legal proceedings, actions, judgments, causes of action, assessments, fines, penalties, costs of settlement and other costs and expenses (including Attorneys’ Fees and the fees of outside accountants and environmental consultants), of any and every kind or character, foreseeable and unforeseeable, liquidated and contingent, proximate and remote, known and unknown.
          “Market Quotation” means, with respect to any Fixed Rate Lock Termination, an amount determined by the Floating Rate Payor on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid by the Floating Rate Payor in consideration of an agreement between it and the quoting Reference Market-maker to enter into a transaction (the “Replacement Transaction”) that would have the effect of preserving for the Floating Rate Payor the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) that would, but for the occurrence of the relevant Fixed Rate Lock Termination, have been required under the Fixed Rate Swap. The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith, agree. The Floating Rate Payor (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on the effective date of or as soon as

Common Definitions and Provisions Agreement (Building 9) – Page 27

reasonably practicable after the relevant Fixed Rate Lock Termination. The date and time as of which those quotations are to be obtained will be selected in good faith by the Floating Rate Payor. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations will be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Fixed Rate Lock Termination cannot be determined.
          “Material Adverse Effect” means a material adverse effect on (a) the assets, operations, financial condition or businesses of NAI, (b) the ability of NAI to perform any of its obligations under the Operative Documents, (c) the rights of or benefits available to BNPPLC under the Operative Documents, (d) the value, utility or useful life of the Property or (e) the priority, perfection or status of any of BNPPLC’s interests in the Property or in any of the Operative Documents.
          “Maximum Construction Allowance” has the meaning indicated in the Construction Agreement.
          “Maximum Remarketing Obligation” has the meaning indicated in the Purchase Agreement.
          “Minimum Insurance Requirements” means the insurance requirements outlined in Annex 4 attached to this Agreement.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA to which contributions have been made by NAI or any ERISA Affiliate during the preceding six years and which is covered by Title IV of ERISA.
          “NAI” means Network Appliance, Inc., a Delaware corporation.
          “NAI’s Estimate of Force Majeure Excess Costs” has the meaning indicated in the Construction Agreement.
          “NAI’s Estimate of Force Majeure Delays” has the meaning indicated in the Construction Agreement.
          “NAI’s Initial Remarketing Right” has the meaning indicated in the Purchase Agreement.
          “Notice of NAI’s Intent to Terminate” has the meaning indicated in the Construction

Common Definitions and Provisions Agreement (Building 9) – Page 28

Agreement.
          “Notice of NAI’s Intent to Terminate Because of a Force Majeure Event” has the meaning indicated in the Construction Agreement.
          “Notice of Termination by NAI” has the meaning indicated in the Construction Agreement.
          “Operative Documents” means the Closing Letter, the Closing Certificate, the Ground Lease, the Lease, the Construction Agreement, the Purchase Agreement and this Common Definitions and Provisions Agreement.
          “Outstanding Construction Allowance” has the meaning indicated in the Construction Agreement.
          “Owner’s Election to Continue Construction” has the meaning indicated in the Construction Agreement.
          “Participant” means any Person other than BNPPLC that from time to time, by executing the Participation Agreement or supplements as contemplated therein, becomes a party to the Participation Agreement and thereby agrees to participate in all or some of the risks and rewards to BNPPLC of the Operative Documents; provided, however, no such Person will qualify as a Participant for purposes of the Operative Documents unless (i) such Person is approved to be a Participant by NAI or (ii) such Person becomes a Participant when an Event of Default has occurred and is continuing. As of the Effective Date, NAI has approved only BANK OF AMERICA, N.A.; GOLDMAN SACHS CREDIT PARTNERS L.P.; JPMORGAN CHASE BANK, NATIONAL ASSOCIATION; KEYBANK NATIONAL ASSOCIATION; MORGAN STANLEY BANK; SUMITOMO MITSUI BANKING CORPORATION; and WELLS FARGO BANK, N.A. (all of which are original parties to the Participation Agreement). BNPPLC may, however, from time to time request NAI’s approval for other prospective Participants. NAI will not unreasonably withhold or delay any approval required for any prospective Participant which is an Eligible Financial Institution. However, as to any prospective Participant that is not already a party to the Participation Agreement or an Eligible Financial Institution, NAI may withhold such approval in its sole discretion. Further, it is understood that if giving such approval will increase NAI’s liability for withholding taxes or other taxes not constituting Excluded Taxes under tax laws or regulations then in effect, NAI may reasonably refuse to give such approval.
          “Participation Agreement” means the Participation Agreement (Building 9) dated as of the Effective Date, pursuant to which BANK OF AMERICA, N.A.; GOLDMAN SACHS CREDIT PARTNERS L.P.; JPMORGAN CHASE BANK, NATIONAL ASSOCIATION; KEYBANK NATIONAL ASSOCIATION; MORGAN STANLEY BANK; SUMITOMO MITSUI BANKING CORPORATION; and WELLS FARGO BANK, N.A. are agreeing with

Common Definitions and Provisions Agreement (Building 9) – Page 29

BNPPLC to participate in the risks and rewards to BNPPLC of the Operative Documents, as such Participation Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms. It is understood, however, that because the Participation Agreement will expressly make NAI a third party beneficiary of each Participant’s obligations thereunder to make advances to BNPPLC in connection with Construction Advances under the Construction Agreement, NAI’s consent will be required to any amendment of the Participation Agreement that limits or excuses such obligations.
          “Period” means a Construction Period or Base Rent Period.
          “Permitted Encumbrances” means (i) the encumbrances and other matters affecting the Property that are set forth in Exhibit B attached to the Closing Certificate, (ii) any easement agreement or other document affecting title to the Property executed by BNPPLC at the request of or with the consent of NAI, (iii) any Liens securing the payment of Local Impositions which are not delinquent or claimed to be delinquent or which are being contested in accordance with subparagraph 5(A) of the Lease, (iv) statutory liens, if any, in the nature of contractors’, mechanics’ or materialmen’s liens for amounts not past due or claimed to be past due for more than thirty days or which are being contested in accordance with subparagraph 11(B) of the Lease, (v) Liens which are Fully Subordinated or Removable, (vi) any documents or maps which NAI executes and records, with the consent of BNPPLC as provided in subparagraph 4(C) of the Closing Certificate, and (vii) other easements (if any) that (A) have previously been executed by NAI (as owner of the Land) in favor of the City of Sunnyvale or a local utility provider for the use or installation of streets, sidewalks or utilities, (B) do not extend under, over or through any building or other structure constructed or be constructed on the Land, (C) do not and will not have any significant adverse impact on the value of the Property, and (D) do and will not preclude or significantly impede any development or construction contemplated in or permitted by the Operative Documents.
          “Permitted Hazardous Substance Use” means the use, generation, storage and offsite disposal of Permitted Hazardous Substances in strict accordance with applicable Environmental Laws and with due care given the nature of the Hazardous Substances involved; provided, the scope and nature of such use, generation, storage and disposal will not:
          (1) exceed that reasonably required for the construction of the Construction Project in accordance with the Construction Agreement or for the use and operation of the Property for the purposes expressly permitted under subparagraph 2(A) of the Lease; or
          (2) include any disposal, discharge or other release of Hazardous Substances from the Property in any manner that might allow such substances to reach surface water or groundwater, except (i) through a lawful and properly authorized discharge (A) to a publicly owned treatment works or (B) with rainwater or storm water runoff in accordance with Applicable Laws and any permits obtained by NAI that govern such

Common Definitions and Provisions Agreement (Building 9) – Page 30

runoff; or (ii) any such disposal, discharge or other release of Hazardous Substances for which no permits are required and which are not otherwise regulated under applicable Environmental Laws.
Further, notwithstanding anything to the contrary herein contained, Permitted Hazardous Substance Use will not include any use of the Property (including as a landfill, incinerator or other waste disposal facility) in a manner that requires a treatment, storage or disposal permit under the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984..
          “Permitted Hazardous Substances” means Hazardous Substances used and reasonably required for the construction of the Construction Project or for the use and operation of the Property by NAI and its permitted subtenants and assigns for the purposes expressly permitted by subparagraph 2(A) of the Lease, in either case in strict compliance with all Environmental Laws and with due care given the nature of the Hazardous Substances involved. Without limiting the generality of the foregoing, Permitted Hazardous Substances will include usual and customary office and janitorial products.
          “Permitted Transfer” means any one or more of the following:
          (1)      the creation or conveyance by BNPPLC of rights and interests in favor of Participants pursuant to the Participation Agreement;
          (2)      any lien, security interest or assignment covering the Property or the Rents which is granted by BNPPLC in favor of Participants or an agent appointed for them to secure their rights under the Participation Agreement, and any subsequent assignment or conveyance made to accomplish a foreclosure of such lien or security interest, provided that such lien, security interest or assignment and any such subsequent assignment or conveyance are all made expressly subject to the rights of NAI under the Operative Documents;
          (3)      other than as described in the preceding clauses, any conveyance to BNPPLC’s Parent or to any Qualified Affiliate of BNPPLC of all or any interest in or rights with respect to the Property or any portion thereof, provided that NAI and Participants must be notified before any such conveyance to BNPPLC’s Parent or a Qualified Affiliate which will be recorded in the real property records of the county in which the Land is situated;
          (4)      any assignment or conveyance by BNPPLC requested by NAI or required by any Permitted Encumbrance, by the Purchase Agreement or by Applicable Laws; or

Common Definitions and Provisions Agreement (Building 9) – Page 31

          (5)      any assignment or conveyance after a Designated Sale Date on which NAI does not purchase or cause an Applicable Purchaser to purchase BNPPLC’s interest in the Property and, if applicable, after the expiration of the thirty day cure period specified in Paragraph 3(A) of the Purchase Agreement.
          “Person” means an individual, a corporation, a partnership, an unincorporated organization, an association, a joint stock company, a joint venture, a trust, an estate, a government or agency or political subdivision thereof or other entity, whether acting in an individual, fiduciary or other capacity.
          “Personal Property” has the meaning indicated on page 2 of the Lease.
          “Plan” means any employee benefit or other plan established or maintained, or to which contributions have been made, by NAI or any ERISA Affiliate during the preceding six years and which is covered by Title IV of ERISA, including any Multiemployer Plan.
          “Pre-lease Casualty” has the meaning indicated in the Construction Agreement.
          “Pre-lease Force Majeure Delays” has the meaning indicated in the Construction Agreement.
          “Pre-lease Force Majeure Event” has the meaning indicated in the Construction Agreement.
          “Pre-lease Force Majeure Event Notice” has the meaning indicated in the Construction Agreement.
          “Pre-lease Force Majeure Excess Costs” has the meaning indicated in the Construction Agreement.
          “Pre-lease Force Majeure Losses” has the meaning indicated in the Construction Agreement.
          “Prime Rate” means the prime interest rate or equivalent charged by BNPPLC’s Parent in the United States of America as announced or published by BNPPLC’s Parent from time to time, which need not be the lowest interest rate charged by BNPPLC’s Parent. If for any reason BNPPLC’s Parent does not announce or publish a prime rate or equivalent, the prime rate or equivalent announced or published by either CitiBank, N.A. or any New York branch or office of Credit Commercial de France as selected by BNPPLC will be used to compute the rate describe in the preceding sentence. The prime rate or equivalent announced or published by such bank need not be the lowest rate charged by it. The Prime Rate may change from time to time after the Effective Date without notice to NAI as of the effective time of each change in rates described in

Common Definitions and Provisions Agreement (Building 9) – Page 32

this definition.
          “Prior Work” has the meaning indicated in the Construction Agreement.
          “Projected Cost Overruns” has the meaning indicated in the Construction Agreement.
          “Property” means the Personal Property and the Real Property, collectively. The fee interest in the Land itself will not be included in the Property, but the leasehold estate conveyed to BNPPLC under the Ground Lease will be included.
          “Purchase Agreement” means the Purchase Agreement (Building 9) dated as of the Effective Date between BNPPLC and NAI, as such Purchase Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.
          “Purchase Option” has the meaning indicated in the Purchase Agreement.
          “Qualified Affiliate” means any Person that, like BNPPLC, (i) is one hundred percent (100%) owned, directly or indirectly, by BNPPLC’s Parent or any successor of such bank, (ii) can make (and has in writing made) the same representations to NAI that BNPPLC has made in subparagraphs 4(A) and 4(B) of the Closing Certificate (except that it need not be incorporated in or qualified to do business in Delaware), and (iii) is an entity organized under the laws of the State of Delaware or another state within the United States of America.
          “Qualified Income Payments” means: (A) Base Rent; (B) payments that are made to BNPPLC only because the following amounts are capitalized (i.e., added to the Lease Balance) as described in subparagraph 3 of the Construction Agreement: the Upfront Fees, the Arrangement Fee, Administrative Fees, Commitment Fees, Increased Cost Charges and Capital Adequacy Charges; (C) payments of the following made to BNPPLC to satisfy the Lease: Administrative Fees, Increased Cost Charges and Capital Adequacy Charges; (D) any interest paid to BNPPLC or any Participant pursuant to subparagraph 3(G) of the Lease; and (E) payments by BNPPLC to Participants required under the Participation Agreements because of BNPPLC’s receipt of payments described in the preceding clauses (A) through (D).
          “Qualified Prepayments” means any payments received by BNPPLC from time to time during the Term (1) under any property insurance policy as a result of damage to the Property, (2) as compensation for any restriction placed upon the use or development of the Property or for the condemnation of the Property or any portion thereof (including any indirect condemnation by means of a taking of any of the Land or appurtenant easements), (3) because of any judgment, decree or award for injury or damage to the Property, or (4) under any title insurance policy or otherwise as a result of any title defect or claimed title defect with respect to the Property. For the purposes of determining the amount of any Qualified Prepayment and other amounts

Common Definitions and Provisions Agreement (Building 9) – Page 33

dependent upon Qualified Prepayments (e.g., the Lease Balance, the Outstanding Construction Allowance and the Break Even Price):
     (i)      there will be deducted all expenses and costs of every kind, type and nature (including taxes and Attorneys’ Fees) incurred by BNPPLC with respect to the collection or application of such payments;
     (ii)      Qualified Prepayments will not include any payment to BNPPLC by a Participant or an Affiliate of BNPPLC that is made to compensate BNPPLC for the Participant’s or Affiliate’s share of any Losses BNPPLC may incur as a result of any of the events described in the preceding clauses (1) through (4);
     (iii)      Qualified Prepayments will not include any payments received by BNPPLC that BNPPLC has paid or is obligated to pay to NAI for the repair, restoration or replacement of the Property or that BNPPLC is holding as Escrowed Proceeds in accordance with the Paragraph 10 of the Lease or other provisions of the Operative Documents;
     (iv)      payments described in the preceding clauses (i) through (iii) will be considered as Escrowed Proceeds, not Qualified Prepayments, until they are actually applied as Qualified Prepayments by BNPPLC as provided in Paragraph 10 of the Lease; and
     (v)      in no event will interest that accrues under the Purchase Agreement on a past due Supplemental Payment constitute a Qualified Prepayment.
For purposes of computing the total Qualified Prepayments (and other amounts dependent upon Qualified Prepayments, such as the Lease Balance, the Outstanding Construction Allowance and the Break Even Price) paid to or received by BNPPLC as of any date, payments described in the preceding clauses (1) through (4) will be considered as Escrowed Proceeds, not Qualified Prepayments, until they are actually applied as Qualified Prepayments by BNPPLC as provided in the Paragraph 10 of the Lease.
          “Real Property” has the meaning indicated on page 2 of the Lease.
          “Reimbursable Construction-Period Costs” has the meaning indicated in the Construction Agreement.
          “Remedial Work” means any investigation, monitoring, clean-up, containment, remediation, removal, payment of response costs, or restoration work and the preparation and implementation of any closure or other required remedial plans that any governmental agency or political subdivision requires or approves (or could reasonably be expected to require if it was

Common Definitions and Provisions Agreement (Building 9) – Page 34

aware of all relevant circumstances concerning the Property), whether by judicial order or otherwise, because of the presence of or suspected presence of Hazardous Substances in, on, under or about the Property or because of any prior Hazardous Substance Activity.
          “Rent” means the Base Rent and all Additional Rent.
          “Responsible Financial Officer” means the chief financial officer, the controller, the treasurer or the assistant treasurer of NAI.
          “Rolling Four Quarters Period” has the meaning indicated in subparagraph 3(A) of the Closing Certificate.
          “Scope Change” has the meaning indicated in the Construction Agreement.
          “Spread” means, for each Construction Period and for any period beginning on and including the Base Rent Commencement Date or a Base Rent Date and ending on but not including the next Base Rent Date, the amount established as of the date (in this definition, the “Spread Test Date”) that is two Business Days prior to such period by reference to the pricing grid below, based upon the ratio calculated by dividing (1) Consolidated EBITDA for the then latest Rolling Four Quarters Period that ended prior to (and for which NAI has reported earnings as necessary to compute Consolidated EBITDA) into (2) the Consolidated Debt for Borrowed Money as of the end of such Rolling Four Quarters Period. In each case, the Spread will be established at the Level in the pricing grid below which corresponds to such ratio; provided, that:
     (a) promptly after earnings are reported by NAI for the latest quarter in any Rolling Four Quarters Period, NAI must notify BNPPLC of any resulting change in the Spread under this definition, and no reduction in the Spread from one period to the next will be effective for purposes of the Operative Documents unless, prior to the Spread Test Date for the next period, NAI shall have provided BNPPLC with a written notice setting forth and certifying the calculation under this definition that justifies the reduction;
     (b) if Carrying Costs are understated or Base Rent is underpaid for any Period because of any misstatement, subsequently discovered, of Consolidated EBITDA or Consolidated Debt for Borrowed Money, BNPPLC will be entitled to collect from NAI all additional payments that would have been expected under the Operative Documents but for the misstatement, together with interest on each such additional payment computed at the Default Rate from the date it would have been expected to the date it is actually paid; and

Common Definitions and Provisions Agreement (Building 9) – Page 35

     (c) notwithstanding anything to the contrary in this definition, on any date when an Event of Default has occurred and is continuing, the Spread will equal the Default Rate less the Effective Rate.

Levels	Ratio of Consolidated Debt for	Spread
Borrowed Money to
Consolidated EBITDA
Level I	less than 0.5	35.0 basis points
Level II	greater than or equal to 0.5, but less than 1.0	45.0 basis points
Level III	greater than or equal to 1.0, but less than 1.5	55.0 basis points
Level IV	greater than or equal to 1.5, but less than 2.0	70.0 basis points
Level IV	greater than or equal to 2.0	85.0 basis points
All determinations of the Spread by BNPPLC will, in the absence of clear and demonstrable error, be binding and conclusive for purposes of the Operative Documents. Further BNPPLC may, but will not be required, to rely on the determination of the Spread set forth in any notice delivered by NAI as described above in clause (a) of this definition.
          “Subsidiary” means, with respect to any Person, any Affiliate of which at least a majority of the securities or other ownership interests having ordinary voting power then exercisable for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by such Person.
          “Supplemental Payment” has the meaning indicated in the Purchase Agreement.
          “Supplemental Payment Obligation” has the meaning indicated in the Purchase Agreement.
          “Tangible Personal Property” has the meaning indicated on page 2 of the Lease.
          “Target Completion Date” has the meaning indicated in the Construction Agreement.
          “Term” has the meaning indicated in subparagraph 1(A) of the Lease.

Common Definitions and Provisions Agreement (Building 9) – Page 36

          “Termination of NAI’s Work” has the meaning indicated in the Construction Agreement.
          “Third Party Contract” has the meaning indicated in the Construction Agreement.
          “Third Party Contract/Termination Fees” has the meaning indicated in the Construction Agreement.
          “Transaction Expenses” means costs incurred in connection with the preparation and negotiation of the Operative Documents and related documents and the consummation of the transactions contemplated therein.
          “Unfunded Benefit Liabilities” means, with respect to any Plan, the amount (if any) by which the present value of all benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under the Plan exceeds the market value of all Plan assets allocable to such benefit liabilities, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA for calculating the potential liability of NAI or any ERISA Affiliate under Title IV of ERISA.
          “Upfront Fees” has the meaning indicated in the Construction Agreement.
          “Work” has the meaning indicated in the Construction Agreement.
          “Work/Suspension Event” has the meaning indicated in the Construction Agreement.
          “Work/Suspension Notice” has the meaning indicated in the Construction Agreement.
          “Work/Suspension Period” has the meaning indicated in the Construction Agreement.

Common Definitions and Provisions Agreement (Building 9) – Page 37

ARTICLE II — SHARED PROVISIONS
          The following provisions will apply to and govern the construction of this Agreement and the other Operative Documents (including attachments), except to the extent (if any) a clear, contrary intent is expressed herein or therein:
          1.      Notices. Any provision of (1) any of the Operative Documents, (2) any other document which references this provision for purposes of establishing notice requirements (in this provision, a “Related Document”), or (3) any Applicable Law, that makes reference to any required payment from NAI or BNPPLC to the other or that makes reference to the sending, mailing or delivery of any notice or demand will be subject to the following provisions (except that any notice given by BNPPLC to satisfy any statutory requirement, including any notice of eviction or foreclosure, will be considered sufficient if it satisfies the statutory requirements applicable to the notice, regardless of whether the notice or payment satisfies the following provisions):
     (i)      All Rent and other amounts required to be paid by NAI to BNPPLC must be paid to BNPPLC in immediately available funds by wire transfer to:
Federal Reserve Bank of New York
BNP Paribas — New York Branch
Favor: BNP Paribas Leasing Corporation
ABA 026 007 689
/AC/ 0200-517000-070-78
Reference: Network Appliance, Inc./Building 9 Lease
or at such other place and in such other manner as BNPPLC may designate in a notice to NAI.
     (ii)      All advances paid to NAI by BNPPLC under the Construction Agreement or in connection therewith will be paid by wire transfer to:
Wells Fargo Bank
San Francisco, CA
ABA#121000248
Acct#4311-790562
Account of: Network Appliance
Reference: BNP Lease
or at such other place and in such other manner as NAI may reasonably designate from time to time by notice to BNPPLC signed by a Responsible Financial Officer of NAI.

Common Definitions and Provisions Agreement (Building 9) – Page 38

     (iii)      All notices, demands, approvals, consents and other communications to be made under any Operative Document or Related Document to or by the parties thereto must, to be effective for purposes thereof, be in writing. Notices, demands and other communications required or permitted under any Operative Document or Related Document must be given by any of the following means: (A) personal service (including local and overnight courier), with proof of delivery or attempted delivery retained; (B) electronic communication, whether by electronic mail or telecopying (if confirmed in writing sent by United States first class mail, return receipt requested); or (C) registered or certified first class mail, return receipt requested. Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice or other communication sent pursuant to clause (A) or (B) hereof will be deemed received upon such personal service or upon dispatch by electronic means, and, if sent pursuant to clause (C) will be deemed received five days following deposit in the mail. Notices, demands and other communications required or permitted by any Related Document are to be sent to the addresses set forth therein; and notices, demands and other communications required or permitted by under any Operative Document are to be sent to the following addresses (or in the case of communications to Participants, at the addresses set forth in Schedule 1 to the Participation Agreement):
Address of BNPPLC:
BNP Paribas Leasing Corporation
12201 Merit Drive, Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox, Managing Director
Telecopy: (972) 788-9140
Address of NAI:
Network Appliance, Inc.
7301 Kit Creek Road
Research Triangle Park, NC 27709
Attention: Ingemar Lanevi
Telecopy: (919) 476-5750
With a copy to:
Network Appliance, Inc.
495 East Java Drive
Sunnyvale, California 94089
Attention: Mr. Thom Bryant
Telecopy: (408)-822-4463

Common Definitions and Provisions Agreement (Building 9) – Page 39

However, any party to any Operative Document or Related Document may change its address above or in the Related Document, as applicable, by written notice to the other parties to such Operative Document or Related Document given in accordance with this provision.
          2.      Severability. If any term or provision of any Operative Document or the application thereof is to any extent held by a court of competent jurisdiction to be invalid and unenforceable, the remainder of such document, or the application of such term or provision other than to the extent to which it is invalid or unenforceable, will not be affected thereby.
          3.      No Merger. There will be no merger of the Lease or of the leasehold estate created by the Lease or of the mortgage and security interest granted in subparagraph 4(C)(1) of the Lease with any other interest in the Property by reason of the fact that the same person may acquire or hold, directly or indirectly, the Lease or the leasehold estate created thereby or such mortgage and security interest and any other interest in the Property, unless all Persons with an interest in the Property that would be adversely affected by any such merger specifically agree in writing that such a merger has occurred. There will be no merger of the Purchase Agreement or of the purchase options or obligations created by the Purchase Agreement with any other interest in the Property by reason of the fact that the same person may acquire or hold, directly or indirectly, the rights and options granted by the Purchase Agreement and any other interest in the Property, unless all Persons with an interest in the Property that would be adversely affected by any such merger specifically agree in writing that such a merger has occurred.
          4.      No Implied Waiver. The failure of any party to any Operative Document to insist at any time upon the strict performance of any covenant or agreement therein or to exercise any option, right, power or remedy contained therein will not be construed as a waiver or a relinquishment thereof for the future. The waiver of or redress for any breach of any Operative Document by any party thereto will not prevent a similar subsequent act from constituting a violation. Any express waiver of any provision of any Operative Document will affect only the term or condition specified in such waiver and only for the time and in the manner specifically stated therein. No waiver by any party to any Operative Document of any provision therein will be deemed to have been made unless expressed in writing and signed by the party to be bound by the waiver. A receipt by any party to any Operative Document of any payment thereunder (including the receipt by BNPPLC of any Rent paid under the Lease) with knowledge of the breach by another party of any covenant or agreement contained in that or any other Operative Document will not be deemed a waiver of such breach.
          5.      Entire and Only Agreements. The Operative Documents supersede any prior negotiations and agreements between BNPPLC and NAI concerning the Property, and no amendment or modification of any Operative Document will be binding or valid unless expressed in a writing executed by all parties to such Operative Document.

Common Definitions and Provisions Agreement (Building 9) – Page 40

          6.      Binding Effect. Except to the extent, if any, expressly provided to the contrary in any Operative Document with respect to assignments thereof, all of the covenants, agreements, terms and conditions to be observed and performed by the parties to the Operative Documents will be applicable to and binding upon their respective successors and, to the extent assignment is permitted thereunder, their respective assigns.
          7.      Time is of the Essence. Time is of the essence as to all obligations created by the Operative Documents and as to all notices expressly required by the Operative Documents.
          8.      Governing Law. Each Operative Document will be governed by and construed in accordance with the laws of the State of California without regard to conflict or choice of laws principles that might require the application of the laws of another jurisdiction.
          9.      Paragraph Headings. The paragraph and section headings contained in the Operative Documents are for convenience only and will in no way enlarge or limit the scope or meaning of the various and several provisions thereof.
          10.      Negotiated Documents. All parties to each Operative Document and their counsel have reviewed and revised or requested revisions to such Operative Document, and the usual rule of construction that any ambiguities are to be resolved against the drafting party will not apply to the construction or interpretation of any Operative Documents or any amendments thereof.
          11.      Terms Not Expressly Defined in an Operative Document. As used in any Operative Document, a capitalized term that is not defined therein or in this Agreement, but is defined in another Operative Document, will have the meaning ascribed to it in the other Operative Document.
          12.      Other Terms and References. Words of any gender used in each Operative Document will be held and construed to include any other gender, and words in the singular number will be held to include the plural and vice versa, unless the context otherwise requires. References in any Operative Document to Paragraphs, subparagraphs, Sections, subsections or other subdivisions refer to the corresponding Paragraphs, subparagraphs, Sections, subsections or subdivisions of that Operative Document, unless specific reference is made to another document or instrument. References in any Operative Document to any Schedule or Exhibit refer to the corresponding Schedule or Exhibit attached to that Operative Document, which are made a part thereof by such reference. All capitalized terms used in each Operative Document which refer to other documents will be deemed to refer to such other documents as they may be renewed, extended, supplemented, amended or otherwise modified from time to time, provided such documents are not renewed, extended or modified in breach of any provision contained in the Operative Documents or, in the case of any other document to which BNPPLC or NAI is a party or intended beneficiary, without its consent. All accounting terms used but not specifically

Common Definitions and Provisions Agreement (Building 9) – Page 41

defined in any Operative Document will be construed in accordance with GAAP. The words “this [Agreement]”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import when used in each Operative Document refer to that Operative Document as a whole and not to any particular subdivision unless expressly so limited. The phrases “this Paragraph”, “this subparagraph”, “this Section”, “this subsection” and similar phrases used in any Operative Document refer only to the Paragraph, subparagraph, Section, subsection or other subdivision described in which the phrase occurs. As used in the Operative Documents the word “or” is not exclusive, and the words “include”, “including” and similar terms will be construed as if followed by “without limitation to”. The rule of ejusdem generis will not be applied to limit the generality of a term in any of the Operative Documents when followed by specific examples. When used to qualify any representation or warranty made by a Person, the phrases “to the knowledge of [such Person]” or “to the best knowledge of [such Person]” are intended to mean only that such Person does not have knowledge of facts or circumstances which make the representation or warranty false or misleading in some material respect; such phrases are not intended to suggest that the Person does indeed know the representation or warranty is true.
          13.      Execution in Counterparts. To facilitate execution, each of the Operative Documents may be executed in multiple identical counterparts. It will not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts, taken together, will collectively constitute a single instrument. But it will not be necessary in making proof of any of the Operative Documents to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties to such document. Any signature page may be detached from one counterpart and then attached to a second counterpart with identical provisions without impairing the legal effect of the signatures on the signature page. Signing and sending a counterpart (or a signature page detached from the counterpart) by facsimile or other electronic means to another party will have the same legal effect as signing and delivering an original counterpart to the other party. A copy (including a copy produced by facsimile or other electronic means) of any signature page that has been signed by or on behalf of a party to any of the Operative Documents will be as effective as the original signature page for the purpose of proving such party’s agreement to be bound.
          14.      Not a Partnership, Etc. Nothing in any Operative Document is intended to create any partnership, joint venture, or other joint enterprise between NAI and BNPPLC or any other Interested Party.
          15.      No Fiduciary Relationship Intended. Neither the execution of the Operative Documents or other documents referenced in this Agreement nor the administration thereof by BNPPLC will create any fiduciary obligations of BNPPLC (or any other Interested Party) to NAI. Moreover, BNPPLC and NAI disclaim any intent to create any fiduciary or special relationship between themselves (or on the part of any other Interested Party) under or by reason of the Operative Documents or the transactions described therein or any other documents

Common Definitions and Provisions Agreement (Building 9) – Page 42

or agreements referenced therein.
[The signature pages follow.]

Common Definitions and Provisions Agreement (Building 9) – Page 43

          IN WITNESS WHEREOF, this Common Definitions and Provisions Agreement (Building 9) is executed to be effective as of February 1, 2008.

BNP PARIBAS LEASING CORPORATION, a Delaware corporation
By:	/s/ Lloyd G. Cox
Lloyd G. Cox, Managing Director

Common Definitions and Provisions Agreement (Building 9) – Signature Page

[Continuation of signature pages for Common Definitions and Provisions Agreement (Building 9) dated as of February 1, 2008]

NETWORK APPLIANCE, INC., a Delaware corporation
By:	/s/ Ingemar Lanevi
Ingemar Lanevi, Vice President and Corporate
Treasurer

Common Definitions and Provisions Agreement (Building 9) – Signature Page

Annex 1
Notice of ABR Period Election
[Date]
BNP Paribas Leasing Corporation
12201 Merit Drive, Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox, Managing Director
Telecopy: (972) 788-9140
Gentlemen:
          Capitalized terms used in this letter are intended to have the meanings assigned to them in the Common Definitions and Provisions Agreement (Building 9) dated as of February 1, 2008, between you, BNP Paribas Leasing Corporation, and the undersigned, Network Appliance, Inc. This letter constitutes notice of our election to make the first Construction Period or Base Rent Period beginning on or after                    , 20___subject to an ABR Period Election.
          We understand that until a different election becomes effective as provided in definitions of “ABR Period Election” and “LIBOR Period Election” in the Common Definitions and Provisions Agreement (Building 9), all subsequent Periods will also be subject to an ABR Period Election.
NOTE: YOU ARE ENTITLED TO DISREGARD THIS NOTICE IF THE DATE SPECIFIED ABOVE CONCERNING THE COMMENCEMENT OF THE ABR PERIOD ELECTION IS LESS THAN FIVE BUSINESS DAYS AFTER YOUR RECEIPT OF THIS NOTICE. HOWEVER, WE ASK THAT YOU NOTIFY US IMMEDIATELY IF FOR ANY REASON YOU BELIEVE THIS NOTICE IS DEFECTIVE.

NETWORK APPLIANCE, INC., a Delaware corporation

By:

Name:

Title:

[cc all Participants]

Annex 2
Fixed Rate Lock Notice
[Date]
BNP Paribas Leasing Corporation
12201 Merit Drive, Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox, Managing Director
Telecopy: (972) 788-9140
Gentlemen:
          Capitalized terms used in this letter are intended to have the meanings assigned to them in the Common Definitions and Provisions Agreement (Building 9) dated as of February 1, 2008, between you, BNP Paribas Leasing Corporation, and the undersigned, Network Appliance, Inc.. By this letter, which is given pursuant to subparagraph 3(B)(4) of the Lease, NAI requests that BNPPLC promptly establish a Fixed Rate for a notional amount equal to the Lease Balance as of the date of this letter for use in the calculation of the Effective Rate for all Base Rent Periods commencing on or after the following Fixed Rate Lock Date:                     , 20___.
          As contemplated in the conditions set forth in subparagraph 3(B)(4) of the Lease, such Fixed Rate Lock Date is the first Business Day of a calendar month which falls after the projected Base Rent Commencement Date; such Fixed Rate Lock Date does not fall prior to the end of any Base Rent Period which has commenced or will commence before BNPPLC receives this notice; and NAI expects BNPPLC to receive this notice more than ten days prior to such Fixed Rate Lock Date.
          In an earlier phone conversation today between a representative of NAI and                      at the New York Branch of BNP Paribas, NAI requested an estimate from BNP Paribas of the Fixed Rate that would be established by BNPPLC and BNP Paribas entering into an Interest Rate Swap. The estimate provided by telephone was:                      percent (___%) per annum.
          By this letter, NAI confirms that it will accept such a rate or any lower rate as the Fixed Rate for purposes of the Lease.
NOTE: BNPPLC will be entitled to disregard this notice if the conditions to a Fixed Rate Lock, as specified in subparagraph 3(B)(4) of the Lease, have not been satisfied. However, NAI requests that BNPPLC notify NAI immediately if for any reason BNPPLC believes this notice will not be effective.

NETWORK APPLIANCE, INC., a Delaware corporation

By:

Name:

Title:

[cc all Participants]
Annex 2 – Page 2

Annex 3
Notice of LIBOR Period Election
[Date]
BNP Paribas Leasing Corporation
12201 Merit Drive, Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox, Managing Director
Telecopy: (972) 788-9140
Gentlemen:
          Capitalized terms used in this letter are intended to have the meanings assigned to them in the Common Definitions and Provisions Agreement (Building 9) dated as of February 1, 2008, between you, BNP Paribas Leasing Corporation, and the undersigned, Network Appliance, Inc.. This letter constitutes notice of our election to make the first Construction Period or Base Rent Period beginning on or after                    , 20___subject to a LIBOR Period Election of                      month(s).
          We understand that until a different election becomes effective as provided in definitions of “ABR Period Election” and “LIBOR Period Election” in the Common Definitions and Provisions Agreement (Building 9), all subsequent Periods will also be subject to the same LIBOR Period Election.
NOTE: YOU ARE ENTITLED TO DISREGARD THIS NOTICE IF THE NUMBER OF MONTHS SPECIFIED ABOVE IS NOT A PERMITTED NUMBER UNDER THE DEFINITION OF “LIBOR PERIOD ELECTION” IN THE COMMON DEFINITIONS AND PROVISIONS AGREEMENT (BUILDING 9), OR IF THE DATE SPECIFIED ABOVE CONCERNING THE COMMENCEMENT OF THE LIBOR PERIOD ELECTION IS LESS THAN FIVE BUSINESS DAYS AFTER YOUR RECEIPT OF THIS NOTICE. HOWEVER, WE ASK THAT YOU NOTIFY US IMMEDIATELY IF FOR ANY REASON YOU BELIEVE THIS NOTICE IS DEFECTIVE.

NETWORK APPLIANCE, INC., a Delaware corporation

By:

Name:

Title:

[cc all Participants]

Annex 4
Minimum Insurance Requirements
A. PROVISIONS APPLICABLE BOTH BEFORE AND AFTER THE COMPLETION DATE.
          1.      Other Requirements Not Affected: The insurance coverages required by this Annex represent minimum requirements of BNPPLC and other Interested Parties and are not to be construed to modify or limit NAI’s indemnities or other agreements in the Agreement to which this Annex is attached or in any other Operative Document. Such required coverages do not constitute a representation or determination by BNPPLC of the minimum insurance coverages NAI should maintain for its own protection.
          2.      Requirements Apply Only to the Property: Further, the insurance coverages required by this Annex apply only to the Property, it being understood that nothing in this Annex is intended to impose minimum insurance requirements upon NAI with respect to other properties owned or leased by NAI.
          3.      Failure to Obtain: Failure of BNPPLC to demand certificate or other evidence of full compliance with these insurance requirements, or failure of BNPPLC to identify a deficiency from evidence that is provided, will not be construed as a waiver of NAI’s obligation to maintain required insurance.
          4.      Copies of Policies: NAI must provide to BNPPLC, at the offices of NAI, copies of all insurance policies required herein within ten (10) days after receipt of a request for such copies from BNPPLC or as soon as practicable if policies are in the process of being issued by the applicable insurer. Such copies must be certified as complete and correct by an authorized representative of the applicable insurer, subject to availability from the insurance company.
          5.      Inconsistent Endorsements. The insurance policies maintained to comply with these requirements will contain no endorsements that restrict, limit, or exclude coverages in any manner that is inconsistent with these express requirements without the prior express written approval of BNPPLC.
          6.      Limits of Liability. The limits of liability necessary to satisfy these requirements may be provided by a single policy of insurance or by a combination of primary and umbrella/excess policies, but in no event will the total limits of liability available for any one occurrence or accident be less than the amount required herein.
          7.      Additional Insured Status. Additional insured status will be provided in favor
Annex 4 – Page 1

of BNPPLC and other Interested Parties on all liability insurance required herein except workers’ compensation and employer’s liability. Such additional insured status will be provided on a basis that neither limits coverage to the additional insured by reason of its negligence (sole or otherwise) nor excludes coverage for completed operations with respect to construction of the Improvements.
          8.      Primary Liability. The insurance policies maintained to comply with these requirements will be primary to all insurance available to BNPPLC and other Interested Parties, collectively or individually, with BNPPLC and other Interested Parties’ insurance being excess, secondary and non-contributing (except in the case of workers’ compensation and employer’s liability insurance). Where necessary, coverage will be endorsed to provide such primary liability.
B. PROVISIONS APPLICABLE BEFORE THE COMPLETION DATE.
          1. General Terms and Conditions.
     A.    Definitions: For purposes of this Annex:
“Construction Period Policies” means insurance policies that satisfy the minimum requirements set forth in this Annex and that NAI has obtained or required its Contractors to obtain with respect to the Property prior to the Completion Date.

“Contractor” will include subcontractors of any tier.

“ISO” means Insurance Services Office.
B.      Status and Rating of Insurance Company. All insurance coverages required herein prior to the Completion Date will be written through insurance companies admitted to do business in the State of California and rated upon each renewal no less than A-: VII in the then most current edition of A.M. Best’s Key Rating Guide.
C.      Waiver of Subrogation. All insurance coverages carried by NAI with respect to the Construction Project, whether required herein or not, will provide a waiver of subrogation in favor of BNPPLC and other Interested Parties.
D.      Release and Waiver: Without limiting other waivers or provisions in favor of BNPPLC and other Interested Parties in any of the Operative Documents or other attachments thereto, NAI hereby releases, and agrees to cause all Contractors performing any Work prior to the Completion Date (other than subcontractors providing goods and/or
Annex 4 – Page 2

services with a value of less than $100,000) to release, BNPPLC and all other Interested Parties from any and all claims or causes of action whatsoever that NAI and/or such Contractors might otherwise now or hereafter have resulting from or in any way connected with any loss covered by insurance, whether required herein or not, or which would have been covered by insurance required herein but for a failure of NAI and/or its Contractors to maintain such insurance.
E.      Initial Insurance Representations to BNPPLC and Other Interested Parties: NAI represents, acknowledges and agrees that:
     1.      Any Construction Period Policies not previously obtained will be obtained by NAI (or by the primary Contractor engaged by NAI to perform the Work), and the initial premiums for all Construction Period Policies will be paid, before NAI requests Construction Advances that cause the Lease Balance to exceed $2,000,000; and notwithstanding anything to the contrary in the Construction Agreement, BNPPLC may refuse to fund any Construction Advances that would cause the Lease Balance to exceed $2,000,000 prior to such time as BNPPLC is satisfied that NAI has obtained and paid the premiums for the Construction Period Policies. Moreover, in the case of the Builder’s Risk Policy, the premium must be paid or prepaid for the entire period through the projected Completion Date before the Lease Balance exceeds $2,000,000.
     2.      The coverages provided by the Construction Period Policies will not be terminated or modified to reduce, limit or qualify coverages in any material respect without BNPPLC’s prior written consent in each case by reason of any act or omission on the part of NAI or anyone acting for or authorized to act for NAI (including any Contractor engaged by NAI to obtain the Construction Period Policies for NAI). Without limiting the foregoing, NAI will not do or authorize any act or omission that could cause the coverage provided with respect to any Improvements by the Builder’s Risk Policy to expire or lapse before the Completion Date.
     3.      NAI must notify BNPPLC with reasonable promptness of any possible damage claims known to NAI that NAI believes are, individually or taken together, reasonably likely to a exceed seventy-five percent (75%) of any aggregate limit of the Builder’s Risk Policy required herein.
     4.      NAI will endeavor in good faith to cause each certificate of insurance which is provided to BNPPLC by an insurer, or its authorized
Annex 4 – Page 3

representative, at the request of NAI in regard to any Construction Period Policies to include the following express provision:
This is to certify that the policies of insurance described herein have been issued to the Insured for whom this certificate is executed and are in force at this time. In the event of cancellation or non-renewal of coverage affecting the certificate holder, other than by reason of nonpayment of premium, thirty (30) days prior written notice will be given to the certificate holder by certified mail or registered mail, return receipt requested. In the event of cancellation or non-renewal of coverage affecting the certificate holder by reason of nonpayment of premium, ten (10) days prior written notice will be given to the certificate holder by certified mail or registered mail, return receipt requested.
It is understood, however, that an insurer issuing such a certificate may decline to include the foregoing statement in the certificate, in which case NAI will instead deliver the certificate to BNPPLC with a cover letter from NAI itself which states substantially as follows:
Enclosed is a certificate of insurance, which has been issued by an insurer or its authorized representative, and which we are providing to you to confirm that policies described in the certificate have been issued to NAI or another insured named in the certificate and are in force at this time. NAI also certifies to you that such policies have been issued, and in the event of any cancellation, non-renewal, or reduction in coverage affecting you (BNP Paribas Leasing Corporation) or other Interested Parties, NAI will give you thirty (30) days prior written notice by certified mail or registered mail, return receipt requested.
     5.      NAI will also endeavor in good faith to cause each Construction Period Policy to be endorsed to provide, in effect, that (A) in the event of cancellation, non-renewal, or reduction in coverage affecting BNPPLC, other than by reason of nonpayment of premium, thirty (30) days prior written notice will be given by the insurer to BNPPLC by certified mail or registered mail, return receipt requested; and (B) in the event of cancellation, non-renewal, or reduction in coverage affecting BNPPLC by reason of nonpayment of premium, ten (10) days prior written
Annex 4 – Page 4

notice will be given by the insurer to BNPPLC by certified mail or registered mail, return receipt requested.
          2.      Commercial General Liability Insurance. Throughout the period from the Effective Date to the Completion Date, NAI will maintain commercial general liability insurance in accordance with the following requirements:
A.      Coverage: Such insurance will cover liability (as to claims covered by the form of CGL policy specified below, including claims for bodily injury and property damage) arising from any occurrence on or about the Land or from any operations conducted on or about the Land, including but not limited to tort liability assumed under any of the Operative Documents. Defense will be provided as an additional benefit and not included within the limit of liability.
B.      Form: Commercial General Liability Occurrence form (ISO CG 0001, dated 12 04, or an equivalent substitute form providing the same or greater coverage, and in any case written to provide primary coverage to BNPPLC as provided in Part A.8 above).
C.      Amount of Insurance: Coverage will be provided with limits of not less than:

i.	Each Occurrence Limit	$1,000,000

ii.	General Aggregate Limit	$2,000,000

iii.	Product-Completed
	Operations Aggregate Limit	$2,000,000

iv.	Personal and Advertising Injury Limit	$1,000,000
D.      Required Endorsements:

i.	Additional Insured.	as required in Part A.7 above.
.
ii.	Aggregate Per Location	The aggregate limit will apply separately to each location through use of an Aggregate Limit of Insurance Per Location endorsement (ISO CG 2504 1185 or its equivalent).
Annex 4 – Page 5

iii.	Notice of Cancellation,
Nonrenewal or
	Reduction in Coverage:	Consistent with Part B.1.E.5 above.

iv.	Personal Injury Liability:	The personal injury contractual liability exclusion will be deleted.

v.	Primary Liability:	As required in Part A.8 above.

vi.	Waiver of Subrogation:	As required in Part B.1.C above.
E.    Deductible or Self Insured Retention Under Liability Policies: If a gap in the liability insurance coverage provided to BNPPLC or another Interested Party under any Construction Period Policy results from any deductible, self-insured retention or other similar arrangement to which NAI agrees, then such gap must be covered by one or more other Construction Period Policies, such that liability insurance protection afforded to BNPPLC and other Interested Parties by all such Construction Period Policies, taken together, is no less than it would be if NAI had not agreed to the deductible, self-insured retention or other similar arrangement.
     3.      Workers’ Compensation/Employer’s Liability Insurance. Throughout the period from the Effective Date to the Completion Date, NAI will maintain workers’ compensation and employer’s liability insurance in accordance with the following requirements:
A.   Coverage: Such insurance will cover liability arising out of NAI’s employment of workers and anyone for whom NAI may be liable for workers’ compensation claims.
B.   Amount of Insurance: Coverage will be provided with a limit of not less than:

i.	Workers’ Compensation:	Statutory limits.

ii.	Employer’s Liability:	$1,000,000 each accident and each disease.
C.   Required Endorsements:

i.	Notice of Cancellation, Nonrenewal or Reduction in Coverage:	Consistent with Part B.1.E.5 above.

ii.	Waiver of Subrogation:	As required in Part B.1.C above.
Annex 4 – Page 6

     4.      Umbrella/Excess Liability Insurance. Throughout the period from the Effective Date to the Completion Date, NAI will maintain umbrella/excess liability insurance in accordance with the following requirements:
A.      Coverage: Such insurance will be excess over and be no less broad than all coverages described in the preceding subsections 1, 2 and 3 and will include a drop-down provision if commercially available.
B.      Form: This policy will have the same inception and expiration dates as the commercial general liability insurance required above or a nonconcurrency endorsement.
C.      Amount of Insurance: Coverage will be provided with a limit of not less than $10,000,000 per occurrence and in the aggregate.
     5.      Builders Risk Insurance. Throughout the period from the Effective Date to the Completion Date, NAI will maintain or cause to be maintained property insurance (Builders Risk Insurance) in accordance with the following requirements:
A.      Insureds: Protection will extend to BNPPLC as a Named Insured or Additional Named Insured as its interest may appear; and the policy will be modified if necessary so that the protection afforded to BNPPLC is not reduced or impaired by acts or omissions of NAI or any other beneficiary or insured. (Such modification of the policy may be by endorsement comparable to a standard mortgagee clause; not limited, however, by its terms to BNPPLC’s rights “as a mortgagee” and not conditioned upon rights of the insurer to be subrogated to BNPPLC’s rights under the Operative Documents in the event of a payment of insurance proceeds to BNPPLC.)
B.       Covered Property: Such insurance will cover:
i.	Improvements and any equipment made or to be made a permanent part of the Property;

ii.	structure(s) under construction;

iii.	property including materials and supplies on site for installation;

iv.	property including materials and supplies at other locations but intended for use at the site;

v.	property including materials and supplies in transit to the site for installation; and
Annex 4 – Page 7

vi.	temporary structures (e.g., scaffolding, falsework, and temporary buildings) located at the site.
C.       Form: Coverage will be on an “all risk” form, will include theft, flood, earthquake, and earthquake sprinkler leakage, and be written on a completed-value basis with no co-insurance provision. No protective safeguard warranty will be permitted.
D.       Amount of Insurance: Real property coverage will be provided in an amount equal at all times to the full replacement value, exclusive of land, foundation, footings, excavations and grading.
E.      Deductibles. Deductibles applicable to the Builder’s Risk Policy will not exceed the following:

i.	All Risks of Direct Damage, Per Occurrence, except flood or water damage and earthquake	$50,000

ii.	Delayed Opening Waiting Period	30 Days

iii	Water Damage (including flood), Per Occurrence	$50,000; or (in the case of flood) excess of NFIP if in Flood Zone A

iv	Earthquake and Earthquake Sprinkler Leakage, Per Occurrence	5% of total project value at risk at the time of the loss, subject to a minimum of $100,000
F.       Termination of Coverage: The termination of coverage provision will be endorsed to permit occupancy of the covered property being constructed. Further, NAI will maintain or cause the insurance to be maintained in effect, unless otherwise provided for the Operative Documents, until the earliest of the following dates:
i.	the date on which all persons and organizations who are insureds under the policy agree that it is terminated;

ii.	any termination or expiration of the Lease upon the Designated Sale Date, which is the date upon which final payment is expected under the Operative Documents; or
Annex 4 – Page 8

iii.	the date on which the insurable interests in the Covered Property of all insureds other than NAI have ceased;
     G.  Required Endorsements and Minimum Sublimits:

i.	Additional Expenses Due To Delay In Completion Project, including but not limited to financing costs including interest expenses, insurance expenses,	Included with specific sublimits (based on an estimated 12 period of indemnity) as follows:
professional fees and taxes;
$1,900,000 — construction financing interest.

$380,000 — real estate taxes

$204,000 — insurance premiums

ii.	Agreed Value;	No coinsurance

iii.	Boiler & Machinery on a Comprehensive Basis;	Included without sublimit

iv.	Damage Resulting From or Arising From Error, Omission or Deficiency In Design, Specifications, Workmanship or Materials, Including Collapse;	Included without sublimit

v.	Debris Removal Additional Limit; Debris Removal	$4,000,000 sublimit

vi.	Earthquake including Sprinkler Leakage;	$10,000,000 sublimit

vii.	Expediting Expenses;	$50,000 sublimit

viii.	Flood — Annual Aggregate including Earthquake Sprinkler Leakage;	$10,000,000 sublimit
Annex 4 – Page 9

ix.	Freezing;	$100,000 sublimit

x.	Notice of Cancellation or Reduction;	Consistent with Part B.1.E.5 above

xi.	Occupancy Clause;	Consistent with Part B.5.F above

xii.	Demolition /Increased Cost of Cost of Construction — Per Occurrence	$1,000,000 sublimit

xiii.	Pollutant Clean-Up and Removal, provided that such condition ensues following a loss from a covered peril;	Included in Debris Removal sublimit

xiv.	Preservation of Property;	Included without sublimit

xv.	Repair, Replace or Re-erect Valuation Clause;	Included without sublimit

xvi.	Testing;	Included without sublimit

xvii.	Waiver of Subrogation.	As required in Part B.1.C above
     6.      Evidence of Insurance. NAI will provide confirmation of the insurance required prior to the Completion Date in accordance with the following:
A.      Provision of Evidence. Evidence of the insurance coverage required to be maintained by NAI, represented by certificates of insurance or policies and endorsements issued by the insurance company or its legal agent, must be furnished to BNPPLC prior to the Effective Date. New certificates of insurance or policies and endorsements will be provided to BNPPLC prior to or concurrent with the termination date of the current certificates of insurance or policies and endorsements.
B.    Form:
i.	The Builders Risk Insurance will be evidenced by ACORD form 28, “Evidence of Property Insurance”, completed in a manner satisfactory to BNPPLC to show compliance with the requirements of this Annex. To the extent requested by BNPPLC, copies of endorsements to such insurance must be attached to such form.
Annex 4 – Page 10

ii.	All liability insurance required herein will be evidenced by ACORD form 25, “Certificate of Insurance”, in each case completed in a manner satisfactory to BNPPLC to show compliance with the requirements of this Annex. To the extent requested by BNPPLC, copies of endorsements to this insurance must be attached to such form.
C.    Specifications: Such certificates of insurance or policies and endorsements will specify:
i.	BNPPLC as a certificate holder with correct mailing address as provided by BNPPLC.

ii.	Insured’s name, which must match that on the Agreement to which this Annex is attached.

iii.	Insurance companies affording each coverage, policy number of each coverage, policy dates of each coverage, all coverages and limits described herein, and signature of authorized representative of insurance company.

iv.	Producer of the certificate with correct address and phone number listed.

v.	Additional or named insured status of BNPPLC as required by this Annex.

vi.	Aggregate limits per location (except as to the umbrella liability insurance) required by this Annex.

vii.	Amount of any deductibles and/or retentions.

viii.	Cancellation, nonrenewal and reduction in coverage notification consistent with Part B.1.E.5 above. Additionally, NAI will endeavor in good faith to cause any insurer issuing to BNPPLC a certificate on ACORD form 25 to delete the words “endeavor to” and “but failure to mail such notice shall impose no obligation or liability of any kind upon Company, it agents or representatives” from the cancellation provision of such form.

ix.	Primary status as required by this Annex.

x.	Waivers of subrogation as required by this Annex.
D.    Required Endorsements. A copy of each required endorsement will, if and as requested by BNPPLC from time to time, also be provided.
Annex 4 – Page 11

E.    Commencement of Construction. Commencement of construction without provision of the required certificate of insurance and/or required policies and endorsements, or without compliance with any other provision of this Annex or the Agreement to which it is attached, will not constitute a waiver by BNPPLC of any rights. BNPPLC will have the right, but not the obligation, of prohibiting NAI or any Contractor from performing any work until such certificate of insurance and/or required policies and endorsements are received by BNPPLC.
     7.    Contractor’s Insurance: To the extent, if any, necessary to preserve or provide liability coverage for BNPPLC and other Interested Parties with regard to operations performed on or about the Property prior to the Completion Date, NAI will require Contractors to provide (or will provide the coverage on behalf of Contractors) similar to that required of NAI by the foregoing provisions of this Annex. In the event NAI requires any Contractor to maintain Construction Period Policies necessary to comply with these insurance requirements, NAI will also require such Contractor to provide and maintain certificates of insurance containing provisions as described herein (modified to recognize the Contractor, rather than NAI, as named insured) enumerating, among other things, the waivers of subrogation, additional or named insured status, and primary liability as required herein; and in such event NAI will cause the Contractor to make those insurance certificates available to BNPPLC upon request.
C. PROVISIONS APPLICABLE AFTER THE COMPLETION DATE.
       1.    Liability Insurance: After the Completion Date and throughout the Term of the Lease, NAI must maintain commercial general liability insurance against claims for bodily injury, death, advertising injury and property damage occurring in or upon or resulting from any occurrence in or upon the Property under one or more insurance policies, all in such amounts, with such insurance companies and upon such terms and conditions (including self-insurance, whether by deductible, retention, or otherwise) as are consistent with NAI’s normal insurance practices in the United States. In any event, policies under which NAI maintains such liability insurance must provide, by endorsement or otherwise, that BNPPLC and other Interested Parties are also insured thereunder against such claims with coverage that is not limited by any negligence or allegation of negligence on their part and with coverage that is primary, not merely excess over or contributory with the other commercial general liability coverage they may themselves maintain.
       2.    Property Insurance: After the Completion Date and throughout the Term of the Lease, NAI must keep all Improvements (including all alterations, additions and changes made to the Improvements) insured against fire and other casualty under one or more property insurance policies, all in such amounts, with such insurance companies and upon such terms and conditions (including self-insurance, whether by deductible, retention, or otherwise) as are consistent with NAI’s normal insurance practices in the United States. In any event, policies under which NAI
Annex 4 – Page 12

maintains such insurance must:
i.	show BNPPLC as an additional insured as its interest may appear; and

ii.	provide that the protection afforded to BNPPLC thereunder is primary (such that any policies maintained by BNPPLC itself will be excess, secondary and noncontributing) and is not to be reduced or impaired by acts or omissions of NAI or any other beneficiary or insured.
     3.      Evidence of Insurance. NAI will provide confirmation of the insurance required after the Completion Date in accordance with the following:
A.      Provision of Evidence. Evidence of the insurance coverage required to be maintained by NAI, represented by certificates of insurance, evidence of insurance, and endorsements issued by the insurance company or its legal agent, must be furnished to BNPPLC prior to the Completion Date. New certificates of insurance, evidence of insurance, and endorsements will be provided to BNPPLC prior to or concurrent with the termination date of the current certificates of insurance, evidence of insurance, and endorsements.
B.	Form:
i.	The property insurance will be evidenced by ACORD form 28, “Evidence of Property Insurance”, completed in a manner reasonably satisfactory to BNPPLC to show compliance with the requirements of this Annex.

ii.	The liability insurance will be evidenced by ACORD form 25, “Certificate of Insurance”, in each case completed in a manner reasonably satisfactory to BNPPLC to show compliance with the requirements of this Annex. To the extent requested by BNPPLC, copies of endorsements giving additional insured status to BNPPLC and other Interested Parties must be attached to such form.
C.	Specifications: Such certificates of insurance or policies and endorsements will specify:
i.	BNPPLC as a certificate holder with correct mailing address as provided by BNPPLC.

ii.	Insured’s name, which must match that on the Agreement to which this Annex is attached.
Annex 4 – Page 13

iii.	Insurance companies affording each coverage, policy number of each coverage, policy dates of each coverage, all coverages and limits described herein, and signature of authorized representative of insurance company.

iv.	Producer of the certificate with correct address and phone number listed.

v.	Additional or named insured status of BNPPLC as required by this Annex.

vi.	Aggregate limits.

vii.	Amount of any deductibles and/or retentions.

viii.	Primary status as required by this Annex.

ix.	Waivers of subrogation as required by this Annex.
Annex 4 – Page 14